As filed with the Securities and Exchange Commission on [      ], 2011.

SEC File No. 333-151828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Post-Effective Amendment No. 2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NDB ENERGY, INC.
(Name of Small Business Issuer in Its Charter)

NEVADA	3999	98-0195748
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification Number)

1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006	James J. Cerna, Jr., Chief Executive Officer 1200 G Street, NW Suite 800 Washington District of Columbia 20005 Telephone: (800) 676-1006
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, New York 10022
Telephone: (212) 246-3030
Facsimile: (212) 246-3039

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, $0.001 par value (1)	1,160,004	$1.25	(2)	$1,450,005	$57
Total (3)	1,160,004			$1,450,005	$57	(4)

(1) These shares represent the 800,002 shares that were issued in connection with a private placement completed by the Registrant on April 17, 2008, 243,335 shares issued upon exercise of the Series B Warrants issued in connection with the private placement, and the 116,667 shares owned by certain of the Selling Stockholders.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on December 12, 2008 which was $1.25 per share.

(3) All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(4) Previously paid. Additionally, registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. These securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated [      ], 2011

PROSPECTUS
NDB ENERGY, INC.

1,160,004 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (the “Selling Stockholders”) of up to 1,160,004 shares of our common stock (the “Shares”). The shares being offered under this prospectus are comprised of 1,043,337 shares of our common stock that were purchased by certain of the Selling Stockholders in transactions with us pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); 116,667 shares of our common stock that were purchased by certain of the Selling Stockholders from an affiliate in transactions exempt from the registration requirements of the Securities Act.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “NDBE” on the OTC Markets Group, Inc. OTCQBTM tier (the “OTCQB”). On August 15, 2011, the closing price of the common stock, as reported on the OTCQB was $0.65 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our common stock.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2011

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 8, “Management's Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 31 and our historical financial statements and related notes included elsewhere in this prospectus. Unless the context requires otherwise, references to the “Company,” “NDB Energy,” “we,” “our,” and “us,” refer to NDB Energy, Inc. and its wholly-owned subsidiaries.

About Us and Our Business

We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” for the purpose of providing a platform for automotive information to, and connecting, buyers and sellers of pre-owned automobiles through the Internet. We were not successful in our efforts and ceased providing online automotive information in November 2006.

During 2005, as we started winding down our online automotive business activities, we amended our Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry although we continued to provide automotive information until November of 2006; initially, through International Energy Corp., our wholly owned subsidiary (“IEC”), we commenced operations as an oil and gas exploration company. On June 27, 2011, we changed our name to NDB Energy, Inc.

Oil and gas exploration was our primary focus from November 2006 through September of 2007. Although we acquired exploration rights under land leases located in the State of Utah, we were unable to successfully implement our proposed exploration program due to our inability to secure adequate drilling rigs and equipment as well as qualified personnel.

Our management decided that while our primary focus should remain on energy, our interests and those of our shareholders would be best served by redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative renewable energy technologies. Subsequently, on September 17, 2007, we commenced the development and acquisition of these technologies through our wholly owned subsidiary, IEC, by entering into a Research Agreement with The Regents of the University of California (the “Research Agreement”) in the area of algal biochemistry and photosynthesis (the “Research Project”). The goal of the Research Project is to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

Beginning with our Form 10-Q for the period ending September 30, 2010, through our entry into the asset purchase agreements on July 29, 2011, pursuant to which we acquired the lease to approximately 300 acres of land in Gonzales County, Texas (the “GC Property”) and two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas (the “YC Property”), we have been considered a “shell company,” as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result of these acquisitions, further described below and elsewhere is this prospectus, the Company believes that it is no longer a “shell company.”

We are an emerging independent oil and gas company that explores for, develops, produces and markets crude oil and natural gas from various known prolific and productive geological formations, primarily in Gonzales and Young, Counties. Our goal is to become a profitable organization focused in the development and production of crude oil and natural gas in established domestic oil fields.

We are focused on building and developing a portfolio of oil and gas assets by acquiring what we believe are undervalued, underdeveloped and underperforming properties, and for which we believe we can increase production economically and profitably. At this time, we are only considering onshore, domestic, proven areas for our portfolio.

We intend to explore the GC Property to determine whether any oil and/or gas reserves exist. We do not know if an economically viable oil and gas reserve exists on the GC Property and there is no assurance that we will discover one. Initial due diligence indicates that the property is located in the prolific “Eagle Ford Shale” geologic formation. A great deal of exploration will be required before a final evaluation as to the economic, environmental and legal feasibility for our future exploration is determined. Our plan of operation is to conduct exploration work on the GC Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves.

Even if we complete our proposed exploration program and we are successful in identifying an oil and gas reserve, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable oil and/or gas reserve.

           The YC Property currently produces approximately 4 to 5 barrels of oil per day. For the remainder of 2011, we intend to conduct repairs on the wells in order to increase production. Additionally, if warranted, we will perform acid jobs on all the wells in an attempt to increase production. There is no guarantee that any efforts we undertake to increase production will prove to be effective.

Reverse Stock Split

On June 12, 2011, our shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-five reverse stock split, whereby owners of five shares of our common stock prior to the reverse stock split received one share of our common stock after the reverse stock split, with all fractional shares being rounded to the nearest whole share (the “Reverse Split”). The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011.

The Reverse Split was declared effective by FINRA on June 29, 2011. All shares and share prices have been retroactively restated to reflect the Reverse Split.

Private Placement

On April 17, 2008, we completed the sale of an aggregate of 800,002 units (the “Units”) at a price of $3.00 per Unit for gross proceeds of $2,400,000. Each Unit consisted of one share of our common stock (collectively, the “Private Placement Shares”) and one Series B Non-redeemable Warrant (the “Series B Warrants”) to purchase an additional share of our common stock (the “Warrant Shares”), at $3.00 per share for a period of two years from the date of issuance (the “2008 Private Placement”), pursuant to the terms of Subscription Agreements having an effective date of April 17, 2008, between ourselves and certain institutional and other accredited investors (the “Investors”), as defined in Rule 501 of Regulation D promulgated under the Securities Act. The net proceeds of the Private Placement were used for working capital purposes. In connection with the Private Placement, we paid a commission of 20,000 Units (the “Commission Units”) to one registered broker dealer.

The shares issued in the Private Placement comprised approximately 11% (without giving effect to the exercise of any of the Series B Warrants) of our issued and outstanding shares as of April 17, 2008, the date on which the Private Placement was consummated.

Risk Factors

As of the date of this prospectus all of our business agreements have been terminated and we are currently in the process of locating new commercial opportunities. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Selling Stockholders

The Selling Stockholders are existing non-affiliated stockholders who purchased shares of our common stock from (i) us in the Private Placement completed on April 17, 2008, or through the exercise of the Series B Warrants or (ii) from one of our affiliates. Please refer to “Selling Stockholders.”

Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 1,160,004 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 1,043,337 shares that were purchased by certain of the Selling Stockholders in the Private Placement (including the exercise of the Series B Warrants) and an aggregate of 116,667 shares acquired by certain of the Selling Stockholders from one of our associates, pursuant to exemptions from the registration requirements of the Securities Act.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We did not receive any proceeds from the exercise of the remaining outstanding Series B Warrants. All remaining 576,667 Series B Warrants expired unexercised on April 17, 2010.

All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Duration of Offering

We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is part, continuously effective under the Securities Act until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive aggregate proceeds of $2,400,000 from the sale of our shares to certain Selling Stockholders and an additional $730,000 from the exercise of Series B Warrants. All remaining 576,667 Series B Warrants expired unexercised on April 17, 2010. Please refer to “Use of Proceeds.”

Description of Our Common Stock

Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.01.

Number of Shares Outstanding

As of August 15, 2011, there were 10,249,839 shares of our common stock outstanding, of which 3,275,834 shares (approximately 32%) were owned by Kalen Capital Corporation a private corporation, the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer, director and controlling shareholder. No preferred shares were issued and outstanding. This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock options. Please refer to “Description of Securities.”

Summary Financial Information

The following tables set forth a summary of certain selected financial data. You should read this information together with the consolidated financial statements and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data:	For the Three Months Ended June 30, 2011 (Unaudited)	For the Three Months Ended June 30, 2010 (Unaudited)	For the Year Ended March 31, 2011 (Audited)	For the Year Ended March 31, 2010 (Audited)
Revenue	$0	$0	$0	$0
Operating loss	$(92,831)	$(59,010)	$(183,161)	$(326,808)
Net loss available to common stockholders	$(92,831)	$(59,010)	$(183,666)	$(261,758)
Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.00)	$(0.01)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	8,449,839	8,449,839	8,449,839	8,449,839

Consolidated Balance Sheet Data:	June 30, 2011 (Unaudited)	June 30, 2010 (Unaudited)	March 31, 2011 (Audited)	March 31, 2010 (Audited)
Cash and cash equivalents	$653,712	$862,820	$724,558	$913,060
Working Capital	$635,900	$843,324	$726,577	$898,805
Total assets	$664,224	$867,506	$734,595	$913,060
Total liabilities	$28,324	$24,182	$8,018	$14,255
Total stockholders’ equity	$635,900	$843,324	$726,577	$898,805

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating To Our Business and the Oil and Gas Industry

We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

We have incurred losses since our company was organized in November 6, 1998. Moreover, in each of the fiscal years ended March 31, 2011 and 2010, we recorded net losses of $183,666 and $261,758, respectively. From inception (November 6, 1998) through June 30, 2011, we recorded a cumulative net loss of $3,864,579. We cannot anticipate when, if ever, our operations will become profitable.

We are a development stage company with a limited operating history, which may hinder our ability to successfully meet our objectives.

We are a development stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects. We have only begun engaging in the oil and gas exploration and development business and we do not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. Errors may be made in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.

Market conditions or operation impediments may hinder our access to oil and gas markets or delay our potential production.

The marketability of potential production from our properties depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. This dependence is heightened where this infrastructure is less developed. Therefore, even if drilling results are positive in certain areas of our oil and gas properties, a new gathering system may need to be built to handle the potential volume of oil and gas produced. We might be required to shut in wells, at least temporarily, for lack of a market or because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver production to market.

Even if we are able to establish any oil or gas reserves on our properties, our ability to produce and market oil and gas is affected and also may be harmed by:

•	inadequate pipeline transmission facilities or carrying capacity;
•	government regulation of natural gas and oil production;
•	government transportation, tax and energy policies;
•	changes in supply and demand; and
•	general economic conditions.

Our future performance is dependent upon our ability to identify, acquire and develop oil and gas properties, the failure of which could result in under use of capital and losses.

Our future performance depends upon our ability to identify, acquire and develop oil and gas reserves that are economically recoverable. Our success will depend upon our ability to acquire working and revenue interests in properties upon which oil and gas reserves are ultimately discovered in commercial quantities, and our ability to develop prospects that contain proven oil and gas reserves to the point of production. Without successful acquisition and exploration activities, we will not be able to develop oil and gas reserves or generate revenues. We cannot provide you with any assurance that we will be able to identify and acquire oil and gas reserves, on acceptable terms, or that oil and gas deposits will be discovered in sufficient quantities to enable us to recover our exploration and development costs or sustain our business.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. Such assessments are necessarily inexact and their accuracy is inherently uncertain. In addition, no assurance can be given that our exploration and development activities will result in the discovery of any reserves.

We have a very small management team and the loss of any member of our team may prevent us from implementing our business plan in a timely manner.

We currently have one executive officer and a limited number of consultants upon whom our success largely depends. We do not maintain key person life insurance policies on our executive officers or consultants, the loss of which could seriously harm our business, financial condition and results of operations. In such an event, we may not be able to recruit personnel to replace our executive officers or consultants in a timely manner, or at all, on acceptable terms.

If we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.

In order to successfully implement and manage our business plan, we will depend upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. We may not be able to find, attract and retain qualified personnel on acceptable terms. If we are unable to find, attract and retain qualified personnel with technical expertise, our business operations could suffer.

Future growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

We expect to experience rapid growth in our operations, which will place a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our executive officers to manage growth effectively. This may require us to hire and train additional personnel to manage our expanding operations. In addition, we must continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

We will have substantial capital requirements that, if not met, may hinder our growth and operations.

Our future growth depends on our ability to make large capital expenditures for the exploration and development of our natural gas and oil properties. Future cash flows and the availability of financing will be subject to a number of variables, such as:

•	the success of our planned projects in Texas;
•	success in locating and producing reserves; and
•	prices of natural gas and oil.

Financing might not be available in the future, or we might not be able to obtain necessary financing on acceptable terms. If sufficient capital resources are not available, we might be forced to curtail our drilling and other activities or be forced to sell some assets on an untimely or unfavorable basis, which would have an adverse affect on our business, financial condition and results of operations.

If we obtain additional financing, our existing stockholders may suffer substantial dilution or we may not have sufficient funds to pay the interest on our current or future debt.

Additional financing sources will be required in the future to fund developmental and exploratory drilling. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders.

Debt financing could lead to:

•	a substantial portion of operating cash flow being dedicated to the payment of principal and interest;
•	being more vulnerable to competitive pressures and economic downturns; and
•	restrictions on our operations.

If we incur indebtedness, our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and future performance. Many of these factors are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our current or future debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and performance at the time we need capital. We cannot assure you that we will have sufficient funds to make such payments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange additional financing, we might have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

We may not be able to determine reserve potential or identify liabilities associated with our Texas property or any future properties. We may also not be able to obtain protection from vendors against possible liabilities, which could cause us to incur losses.

We have conducted a very limited review of our property in Texas, such review and evaluation might not necessarily reveal all existing or potential problems. This is also true for any future acquisitions made by us. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, a vendor may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

If we or our operators fail to maintain adequate insurance, our business could be materially and adversely affected.

Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by us and/or previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

Any prospective drilling contractor or operator which we hire will be required to maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. Therefore, we do not plan to acquire our own insurance coverage for such prospects. The occurrence of a significant adverse event on such prospects that is not fully covered by insurance could result in the loss of all or part of our investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

The oil and gas industry is highly competitive, and we may not have sufficient resources to compete effectively.

The oil and gas industry is highly competitive. We compete with oil and natural gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other such needs to consumers. Our larger competitors, by reason of their size, operating history and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices for oil and gas more easily than we can. Our competitors may be able to pay more for oil and gas leases and properties and may be able to define, evaluate, bid for and purchase a greater number of leases and properties than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

In addition to acquiring producing properties, we may also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.

In addition to acquiring producing properties, we may acquire, drill and develop exploratory oil and gas prospects that are profitable to produce. Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations. If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and any such changes may have material adverse effects on our activities. We are unable to predict the ultimate cost of compliance with such laws and regulations. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in our industry. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The business of oil and gas exploration and development is subject to substantial regulation under federal, state, local and foreign laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil and gas and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil and gas exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to our oil and gas properties and the oil and gas industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or abandonment of these interests.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.

Any future operations will involve many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

In the course of the exploration, acquisition and development of mineral properties, several risks and, in particular, unexpected or unusual geological or operating conditions may occur. Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution. It is not always possible to fully insure against such risks, and we do not currently have any insurance against such risks nor do we intend to obtain such insurance in the near future due to high costs of insurance. Should such liabilities arise, they could reduce or eliminate any future profitability and result in an increase in costs and a decline in value of the securities of our company.

We are not insured against most environmental risks. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) has not been generally available to companies within the industry. We will periodically evaluate the cost and coverage of such insurance. If we became subject to environmental liabilities and do not have insurance against such liabilities, the payment of such liabilities would reduce or eliminate our available funds and may result in bankruptcy. Should we be unable to fully fund the remedial cost of an environmental problem, we might be required to enter into interim compliance measures pending completion of the required remedy.

Resource exploration involves many risks, regardless of the experience, knowledge and careful evaluation of the property by our company. These hazards include unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions and the inability to obtain suitable or adequate machinery, equipment or labor.

Operations in which we will have a direct or indirect interest will be subject to all the hazards and risks normally incidental to the exploration, development and production of resource properties, any of which could result in damage to or destruction of producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage. We do not currently maintain liability insurance and may not obtain such insurance in the future. The nature of these risks is such that liabilities could represent a significant cost to our company, and may ultimately force our company to become bankrupt and cease operations.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

If drilling activity increases in Texas, and/or other locations in which we operate, a shortage of drilling and completion rigs, field equipment and qualified personnel could develop. These costs have recently increased sharply and could continue to do so. The demand for, and wage rates of, qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn harm our operating results.

Unless we find new oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.

Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Therefore, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently obtaining reserves and acquiring additional recoverable reserves. We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

To the extent that we establish oil and gas reserves, we will be required to replace, maintain or expand our oil and gas reserves in order to prevent our reserves and production from declining, which would adversely affect cash flows and income.

In general, production from oil and gas properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we establish reserves, of which there is no assurance, and we are not successful in our subsequent exploration and development activities or in subsequently acquiring properties containing proved reserves, our proved reserves will decline as the oil and gas contained in the reserves are produced. Our future oil and gas production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities.

To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for oil and gas or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

The locations of both of our properties are in Texas, which subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting those areas.

The locations of both of our properties are in Texas, which means that our properties could be affected by the same event should the region experience:

•	severe weather;
•	delays or decreases in production, the availability of equipment, facilities or services;
•	delays or decreases in the availability of capacity to transport, gather or process production; or
•	changes in the regulatory environment.

The oil and gas exploration and production industry is historically a cyclical industry and market fluctuations in the prices of oil and gas could adversely affect our business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include:

•	weather conditions in the United States and wherever our property interests are located;
•	economic conditions, including demand for petroleum-based products, in the United States and the rest of the world;
•	actions by OPEC, the Organization of Petroleum Exporting Countries;
•	political instability in the Middle East and other major oil and gas producing regions;
•	governmental regulations, both domestic and foreign;
•	domestic and foreign tax policy;
•	the pace adopted by foreign governments for the exploration, development, and production of their national reserves;
•	the price of foreign imports of oil and gas;
•	the cost of exploring for, producing and delivering oil and gas;
•	the discovery rate of new oil and gas reserves;
•	the rate of decline of existing and new oil and gas reserves;
•	available pipeline and other oil and gas transportation capacity;
•	the ability of oil and gas companies to raise capital;
•	the overall supply and demand for oil and gas; and
•	the availability of alternate fuel sources.

Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

Exploratory drilling involves many risks that are outside our control which may result in a material adverse effect on our business, financial condition or results of operations.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, power outages, sour gas leakage, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. There can be no assurance that oil and gas will be produced from the properties in which we have interests.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including: unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents; inability to obtain leases on economic terms, where applicable; adverse weather conditions and natural disasters; compliance with governmental requirements; and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to: the results of previous development efforts and the acquisition, review and analysis of data; the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects; the approval of the prospects by other participants, if any, after additional data has been compiled; economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews; our financial resources and results; the availability of leases and permits on reasonable terms for the prospects; and the success of our drilling technology.

We are dependent upon the efforts of various third parties that we do not control and, as a result, we may not be able to control the timing of development efforts, associated costs, or the rate of production of reserves, if any.

The success of our business depends upon the efforts of various third parties that we do not control. Presently, we do not plan to serve as the operator for our projects. As a result, we may have limited ability to exercise influence over the operations of the properties or their associated costs. Our dependence on the operator and, where applicable, other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	approval of other participants in drilling wells;
•	selection of technology;
•	the rate of production of the reserves; and
•	the availability of suitable drilling rigs, drilling equipment, production and transportation infrastructure, and qualified operating personnel.

We will rely upon various companies to provide us with technical assistance and services. We will also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil and gas prospects to determine a method in which the oil and gas prospects may be developed in a cost-effective manner. Although our management has relationships with a number of third-party service providers, we cannot assure you that we will be able to continue to rely on such persons. If any of these relationships with third-party service providers are terminated or are unavailable on commercially acceptable terms, we may not be able to execute our business plan.

We may be unable to retain our leases or licenses and working interests in our leases or licenses, which would result in significant financial losses to our company.

In general, our properties are held under oil and gas leases or licenses. If we fail to meet the specific requirements of each lease or license, such lease or license may terminate or expire. We cannot assure you that any of the obligations required to maintain each lease or license will be met. The termination or expiration of our leases or licenses will harm our business. Our property interests will terminate unless we fulfill certain obligations under the terms of our leases or licenses and other agreements related to such properties. If we are unable to satisfy these conditions on a timely basis, we may lose our rights in these properties. The termination of our interests in these properties will harm our business. In addition, we will need significant funds to meet capital requirements for the exploration activities that we intend to conduct on our properties.

Title deficiencies could render our leases worthless, which could have adverse effects on our financial condition or results of operations.

The existence of a material title deficiency can render our lease worthless and can result in a large expense to our business. It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases to forgo the expense of retaining lawyers to examine the title to the oil or gas interest to be placed under lease or already placed under lease. Instead, we rely upon the judgment of oil and gas landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific oil or gas interest. We do not anticipate that we, or the person or company acting as operator of the wells located on the properties that we lease or may lease in the future, will obtain counsel to examine title to the lease until the well is about to be drilled. As a result, we may be unaware of deficiencies in the marketability of the title to the lease. Such deficiencies may render the lease worthless.

Risks Relating to Our Common Stock

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTC Markets Group, Inc. OTCQBTM tier (the “OTCQB”), which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCQB is not as efficient as buying and selling stock through an exchange, it may be difficult for you to sell your shares or you may not be able to sell your shares for an optimum trading price.

The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCQB at the time of the order entry. The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCQB if the common stock or other security must be sold immediately.

The trading price of our common stock historically has been volatile and may not reflect its value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. From April 1, 2009 through March 31, 2011, our stock has traded at a low of $0.20 and a high of $1.90. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Kalen Capital Corporation, a private corporation solely owned by Mr. Harmel S. Rayat, our former chief financial officer, director and controlling shareholder, owns approximately 32% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

Kalen Capital Corporation, a private corporation the sole shareholder of which is Harmel S. Rayat, our former chief financial officer, director and controlling shareholder, owns in the aggregate, 3,275,834 shares or approximately 32% of our outstanding common stock. As a result, Mr. Rayat may be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and may have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and Board of Director (“Board”) proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies. Except for Mr. Cerna, none of our officers or directors anticipate devoting more than approximately five (5%) percent of their time to our matters. Except for Mr. Cerna, we currently have no consulting or employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

A new business opportunity may raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

We have a large number of restricted shares outstanding, a portion of which may be sold under Rule 144 which may reduce the market price of our shares.

Of the 10,249,839 shares of our common stock issued and outstanding as of August 15, 2011, a total of 7,012,170 shares (inclusive of the 3,275,834 shares beneficially owned by Kalen Capital Corporation) are deemed “restricted securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations set forth in Rule 144. This provision may apply as early as October 18, 2008, with respect to the shares issued in connection with the Private Placement, assuming that at such time the relevant criteria of Rule 144 is satisfied by both the selling shareholders owning the restricted shares and ourselves.

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by Kalen Capital Corporation). Accordingly, assuming all of the conditions of Rule 144 is satisfied by both Kalen Capital Corporation) and us at the time of any proposed sale, Kalen Capital Corporation may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

There are options to purchase shares of our common stock currently outstanding.

As of August 15, 2011, we have options outstanding to purchase an aggregate of 20,000 shares of our common stock to various persons and entities. The exercise prices of these options are as follows: 10,000 stock options at $4.15 per share and 10,000 stock options at $2.00 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorize our Board to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any time the Board determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the OTCQB.

There is only a limited trading market for our shares on the OTCQB. The OTCQB is not an exchange. Trading of securities on the OTCQB is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling stockholders. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

Our common stock is a “penny stock,” and because “penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “project”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements speak only as of the date of this prospectus. In particular, this prospectus contains forward looking statements pertaining to the following:

•	the quantity of potential natural gas and crude oil reserves;

•	potential natural gas and crude oil production levels;

•	capital expenditure programs;

•	projections of market prices and costs;

•	supply and demand for natural gas and crude oil;

•	expectations regarding our ability to raise capital and to continually add to reserves through acquisitions and development; and

•	treatment under governmental regulatory regimes and tax laws.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks, such as:

•	our ability to establish or find reserves;

•	volatility in market prices for natural gas and crude oil;

•	liabilities inherent in natural gas and crude oil operations;

•	uncertainties associated with estimating natural gas reserves and crude oil;

•	competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel;

•	political instability or changes of laws in the countries in which we operate and risks of terrorist attacks;

•	incorrect assessments of the value of acquisitions;

•	geological, technical, drilling and processing problems; and

•
the uncertainty inherent in the litigation process, including the possibility of newly discovered evidence or the acceptance of novel legal theories, and the difficulties in predicting the decisions of judges and juries.

These risks may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

You should review carefully the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

2008 PRIVATE PLACEMENT

           On April 17, 2008, we consummated the sale of an aggregate of 800,002 shares of our common stock and Series B Warrants to purchase up to an additional 800,002 shares of our common stock at a per share purchase price of $3.00 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008, with the Investors who are signatories to the Subscription Agreement. The Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. In connection with the Private Placement we paid a commission consisting of 20,000 shares of our common stock and 20,000 Series B Warrants.

The Series B Warrants were exercisable for a period of two years at an initial exercise price of $3.00 per share beginning on April 17, 2008. The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance was at a price per share which was less than the then applicable exercise price of the warrants, in which event then the exercise price shall be reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof would have increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, would have been equal to the aggregate exercise price prior to such adjustment. All remaining outstanding 576,667 Series B Warrants expired unexercised on April 17, 2010.

In connection with the 2008 Private Placement, we paid a commission of 20,000 shares of our common stock and Series B Warrants to purchase up to an additional 20,000 shares of our common stock at a per share purchase price of $3.00 to one registered broker dealer (the “Commission Units”). The Commission Units did not have any registration rights but otherwise had the same terms and conditions as the units sold to the Investors.

USE OF PROCEEDS

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We did not receive any proceeds from the exercise of any Series B Warrants. All remaining 576,667 Series B Warrants expired unexercised on April 17, 2010.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information-the OTCQB

Our common stock is quoted on the OTCQB under the symbol “NDBE.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock MarketSM.

As of August 15, 2011, there were 10,249,839 shares of our common stock outstanding and held by 87 stockholders of record. As of August 15, 2011, we had 20,000 shares of common stock reserved for issuance upon exercise of outstanding stock options. We have no shares of preferred stock issued and outstanding.

Currently, there is only a limited public market for our stock on the OTCQB. You should also note that the OTCQB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCQB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

The following table sets forth the range of high and low closing bid quotations for our common stock during our most recent two fiscal years on the Over the Counter Bulletin Board (the OTCBB), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities much like the OTCQB that shares of our common stock previously traded on. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR ENDING MARCH 31, 2011	HIGH	LOW
January 1 to March 31, 2011	$0.95	$0.30
October 1 to December 31, 2010	$0.80	$0.30
July 1 to September 30, 2010	$0.60	$0.20
April 1 to June 30, 2010	$1.20	$0.35

FISCAL YEAR ENDING MARCH 31, 2010	HIGH	LOW
January 1 to March 31, 2010	$1.20	$0.50
October 1 to December 31, 2009	$1.45	$0.60
July 1 to September 30, 2009	$1.90	$0.95
April 1 to June 30, 2009	$1.25	$0.65

Dividend Policy

We have not paid any dividends on our common stock and our Board presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or

•
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of the Common Stock as to payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 4,000,000 shares reserved for issuance thereunder, none of which are currently registered with the SEC. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The following table sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of the Company’s existing equity compensation plans, as of June 30, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	20,000	$3.08	3,970,000
Equity compensation plans not approved by security holders	-	-	-
Total	20,000	$3.08	3,970,000

(1) Consists of grants under the Company’s 2002 Stock Plan.

There were no stock options issued or exercised during the three months ended June 30, 2011.

There were no stock options exercised during the years ended March 31, 2011 or 2010. During the year ended March 31, 2011, 1,590,000 stock options with a weighted average exercise price of $0.65 per share were cancelled. These stock options were fully vested on their cancellation date and the related stock-based compensation expense was already previously recorded. At March 31, 2011, we had vested stock options to purchase 8,000 shares of our common stock at a weighted average exercise price of per share of $3.10.

During the years ended March 31, 2011 and 2010, stock-based compensation expense of $11,438 and $19,758, respectively, was recognized for options previously granted and vesting over time. As of March 31, 2011, we had $11,569 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 2.75 years.

The following table summarizes information about stock options outstanding and exercisable at June 30, 2011:

	Stock Options Outstanding			Stock Options Exercisable
Excercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$2.00	10,000	7.3	$2.00	4,000	7.3	$2.00
4.15	10,000	7.2	4.15	4,000	7.2	4.15
$2.00- $4.15	20,000	7.3	$3.08	8,000	7.3	$3.08

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules.

Rule 144

Of the 10,249,839 shares of our common stock issued and outstanding as of August 15, 2011, a total of 7,012,170 shares (inclusive of the 3,275,834 shares beneficially owned by Kalen Capital Corporation) are deemed “restricted securities” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, subject to the satisfaction of certain conditions, Rule 144 permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision became applicable (assuming that at such time the relevant criteria of Rule 144 was, and continues to be, satisfied by both the shareholders owning the restricted shares and ourselves) to the 820,002 shares (inclusive of the Commission Units) issued in connection with the Private Placement, on October 18, 2008.

Under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. This provision currently may apply to the shares owned by Kalen Capital Corporation Accordingly, assuming all of the conditions of Rule 144 is satisfied by both Kalen Capital Corporation and us at the time of any proposed sale, Kalen Capital Corporation may sell, approximately every three months pursuant to Rule 144, a number of shares equal to 1% of our then issued and outstanding shares of our common stock.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We were incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” with an authorized capital of 100,000,000 shares of common stock, par value of $0.001 per share, and 1,000,000 preferred stock, par value of $0.01 per share.

Our initial business operations focused on the establishment of an online used car exchange. We were not successful in our efforts and ceased providing online automotive information; on June 20, 2005, we amended our Articles of Incorporation to effect a change of name to “International Energy, Inc.,” to reflect our entry into the energy industry; initially, through IEC., our wholly owned subsidiary, we commenced operations as an oil and gas exploration company while winding down our online automotive services. On June 27, 2011, we changed our name to “NDB Energy, Inc.”

Although we acquired interests in various land leases, we were unable to timely implement our exploration program as a result of the unavailability of adequate drilling equipment and qualified personnel. Consequently, our property interests lapsed. In September of 2007 our Board concluded that our best interests as well as those of our shareholders would be served by remaining in the energy sector but redirecting our focus from oil and gas exploration to the acquisition, development and commercialization of alternative (renewable) energy technologies.

In furtherance of our business, on September 17, 2007, through IEC, we entered into the Research Agreement with The Regents of the University of California, which has expired.

Beginning with our Form 10-Q for the period ending September 30, 2010, through our entry into the asset purchase agreements on July 29, 2011, pursuant to which we acquired the GC Property and the YC Property, we have been considered a “shell company,” as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result of these acquisitions, further described below and elsewhere is this Current Report on Form 8-K, the Company believes that it is no longer a “shell company.”

We intend to explore the GC Property to determine whether any oil and/or gas reserves exist. We do not know if an economically viable oil and gas reserve exists on the GC Property and there is no assurance that we will discover one. There is a great deal of exploration will be required before a final evaluation as to the economic, environmental and legal feasibility for our future exploration is determined. Our plan of operation is to conduct exploration work on the GC Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves.

The GC property is located in the Eagle Ford Shale, a shale rock formation located in multiple counties in South Texas. The Eagle Ford shale underlies the Austin Chalk and the Edwards limestone formation is just below it. The Eagle Ford shale is considered by geologists to be the “source rock”, or the original source of hydrocarbons (oil and gas) that are now found in the Austin Chalk above it. Compared to other shale formations, it is brittle and contains as much as 70% calcite and also a high silica content with an average clay content of 11%. It is easily “fracable” and not sensitive to water. It has the perfect mineralogical makeup for a shale gas play (The term “play” is used in the oil and gas industry to refer to a geographic area which has been targeted for exploration due to favorable geoseismic survey results, well logs or production results from a new or “wildcat well” in the area. An area comes into play when it is generally recognized that there is an economic quantity of oil or gas to be found. Oil and gas companies will send out professional “land men” who research property records at the local courthouses and after having located landowners who own the mineral rights in the play area, will offer them an oil and gas lease deal. Competition for acreage usually increases based on how successful the play is in terms of production from discovery wells in the area. The more oil and gas there is to be had, the higher the lease payments per acre are). It has already been called the sixth largest domestic oil discovery in United States history.

For many years, the Eagle Ford shale was known by drillers as a highly pressurized zone to watch out for. It was called “shale gas” and was more of a nuisance in South Texas oil and gas wells than a source of potential production. Only with the advent of directional drilling, combined with hydraulic fracturing, was it recognized that gas wells could be completed in some shale formations rich in natural gas, such as the Barnett shale and now the Eagle Ford shale The Eagle Ford shale contains higher natural porosity and permeability than other shale formations.

Even if we complete our proposed exploration program and we are successful in identifying an oil and gas reserve, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable oil and/or gas reserves.

The YC Property currently produces approximately 4-5 barrels of oil per day. We intend to repair certain of the wells and further develop the YC Property, including performing acid jobs on all the wells and increase the volume of fluids in the injection wells in an attempt to increase production. There is no guarantee that any efforts we undertake to increase production will prove to be effective. We will begin the production increase program immediately.

Even if we complete our proposed exploration program and we are successful in identifying an oil and gas reserve, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable oil and/or gas reserve. Please refer to “Description of Our Business and Properties” below.

Reverse Stock Split

On June 12, 2011, our shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect a the Reverse Split. The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011.

The Reverse Split was declared effective by FINRA on June 29, 2011. All shares and share prices have been retroactively restated to reflect the Reverse Split.

We have yet to establish any history of profitable operations. We have incurred losses since our company was organized in November 6, 1998. In each of the fiscal years ended March 31, 2011 and 2010, we recorded net losses of $183,666 and $261,758, respectively. From inception (November 6, 1998) through June 30, 2011, we recorded a cumulative deficit of $3,864,579. We cannot anticipate when, if ever, our operations will become profitable.

The following financial information is historical in nature and does not necessarily correlate to our current or future business operations.

Results of Operations

Three Month Periods Ended June 30, 2011 and 2010

Operating Expenses

Below is a summary of our operating expenses for the three months ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Increase/ (Decrease)
	2011	2010
Operating expenses
Marketing and investor relations	$1,287	$1,275	$12
Director and management fees	14,754	11,029	3,725
Professional fees	65,930	36,474	29,456
Salaries and benefits	-	5,645	(5,645)
Other operating expenses	10,860	4,587	6,273
Total operating expenses	$92,831	$59,010	$33,821

Marketing and Investor Relations

Marketing and investor relations costs represent fees paid to publicize our technologies within the industry and investor community with the purpose of increasing company recognition. We utilize various third parties to manage our investor relations and facilitate our marketing programs, to increase company recognition and branding, and to provide shareholder communications.

Director and Management Fees

Non-employee directors receive $2,500 per quarter for their services as directors.

Director fees for both of the three month periods ended June 30, 2011 and 2010 include fees earned of $7,500. Additionally, we recorded stock compensation expense of $2,154 and $3,529 for the three months ended June 30, 2011 and 2010, respectively, for stock options previously granted to directors and vesting over time.

Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Amit S. Dang to the positions of Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer), Secretary, and as one of our directors.

We entered into an Executive Services Agreement with Mr. Dang, dated August 30, 2010 (the “Agreement”) pursuant to which Mr. Dang will provide us with executive services. We may terminate the Agreement at any time, for or without cause, upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to our affairs.

During the three months ended June 30, 2011 and 2010, we incurred $5,100 and $0, respectively, pursuant to the Agreement between us and Mr. Dang.

Professional Fees

Professional fees substantially consist of accounting fees, audit and tax fees, legal fees, and SEC related filings costs.

Professional fees increased $29,456 for the three months ended June 30, 2011, compared to the three months ended June 30, 2010, substantially due to an increase in legal fees of approximately $27,300 as a result of us changing our name to NDB Energy, Inc., effecting a one-for-five reverse stock split, changes in the composition of our management and the Board, and the execution of the Asset Purchase Agreements, effective July 27, 2011.

Salaries and Benefits

Salaries and benefits consists entirely of amounts paid to and on behalf of Mr. Charles Bell, our former President, Chief Executive Officer, Chief Financial Officer and one of our directors. Effective August 27, 2010, Mr. Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Dang a director and as our Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary. Compensation provided to Mr. Dang is included in “Director and Management Fees” as discussed in the same titled section above.

Other Operating Expenses

Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees and other administrative costs.

Other operating expenses increased $6,273 for the three months ended June 30, 2011, compared to the three months ended June 30, 2010, partially due to an increase in filing fees incurred related to changing our name to NDB Energy, Inc. and effecting a one-for-five reverse stock split. Also contributing to the increase is rent expense incurred for the additional business office space we began utilizing in Southfield, Michigan, effective October 1, 2010.

Years Ended March 31, 2011 and 2010

Below is a summary of our operating expenses for the years ended March 31, 2011 and 2010:

	Year Ended March 31,		Increase / (Decrease)	Percentage Change
	2011	2010
Operating expenses
Marketing and investor relations	$5,170	$20,523	$(15,353)	(75	) %
Director and management fees	53,338	49,758	3,580	7
Research and development	-	29,835	(29,835)	(100)
Professional fees	83,112	125,522	(42,410)	(34)
Salaries and benefits	10,002	62,448	(52,446)	(84)
Other operating expenses	31,539	38,722	(7,183)	(19)
Total operating expenses	$183,161	$326,808	$(143,647)	(44	) %

Marketing and Investor Relations

Marketing and investor relations costs represent fees paid to publicize our technology within the industry and investor community with the purpose of increasing company recognition. We utilize various third parties to manage our investor relations and facilitate our marketing programs, to increase company recognition and branding, and to provide shareholder communications.

The decrease in marketing and investor relations during the year ended March 31, 2011, compared to the prior year is substantially the result of $13,300 paid to an investor relations firm during the prior year pursuant to a one-year Market Access Services Agreement, which expired on September 30, 2009.

Director and Management Fees

Non-employee directors receive $2,500 per quarter for their services as directors.

Director fees for both of the years ended March 31, 2011 and 2010 include fees earned of $30,000. Additionally, we recorded stock compensation expense of $11,438 and $19,758 for the years ended March 31, 2011 and 2010, respectively, for stock options previously granted to directors and vesting over time.

Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Amit S. Dang to the positions of Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer), Secretary, and as one of our directors.

We entered into an Executive Services Agreement with Mr. Dang, dated August 30, 2010, pursuant to which Mr. Dang will provide us with executive services. We may terminate the Agreement at any time, for or without cause, upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to our affairs.

During the years ended March 31, 2011 and 2010, we incurred $11,900 and $0, respectively, pursuant to the Agreement between us and Mr. Dang.

Research and Development

Research and development represent costs incurred to develop our technology pursuant to our former Research Agreement with The Regents of the University of California. The Research Agreement included salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.

Research and development expense for the year ended March 31, 2010 is comprised entirely of payments made pursuant to the Research Agreement.

Professional Fees

Professional fees substantially consist of accounting fees, audit and tax fees, legal fees, and SEC related filing costs.

During the year ended March 31, 2011, we incurred professional fees of $83,112, a decrease of $42,410, from $125,522 during the prior year. The decrease is substantially due to decreases in accounting related fees of approximately $17,400, legal fees of approximately $20,400, and SEC related filing costs of approximately $4,000. The decrease in these costs from the prior year is the result of us filing amendments to our Form S-1 and a response to an SEC comment letter in the prior year as well as an increase in the utilization of legal counsel during the prior year for the preparation and review of the required filings with the SEC and related correspondence.

Salaries and Benefits

Salaries and benefits consists entirely of amounts paid to and on behalf of Mr. Charles Bell, our former President, Chief Executive Officer, Chief Financial Officer and one of our directors. Until September 1, 2009, Mr. Bell’s annual compensation was $100,000. Effective September 1, 2009, Mr. Bell no longer devoted his full time efforts to our operations. However, he still retained all aforementioned executive officer positions and remained one of our directors. Because Mr. Bell’s hours were curtailed his annual compensation was reduced to $18,000, effective September 1, 2009. Effective August 27, 2010, Mr. Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Dang a director and as our Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer) and Secretary. Compensation provided to Mr. Dang is included in “Director and Management Fees” as discussed in the same titled section above.

Other operating expenses

Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees and other administrative costs.

During the year ended March 31, 2011, we incurred other operating expenses of $31,539, a decrease of $7,183, from $38,722 during the prior year. The decrease is substantially due to a decrease in travel and entertainment related expense of approximately $5,700 and a decrease in rent of approximately $2,000. During the prior year, we were attempting to identify new commercial opportunities, which required significant travel. The decrease in rent is partially due to the reduction of the size of the corporate office space that we leased in Washington, DC. Effective August 1, 2009, rent for this facility was reduced from $1,100 per month to $219 per month, plus variable charges. Offsetting the decrease in rent expense for the Washington, DC office space is an increase in rent expense for the additional business office space we utilize in Southfield, Michigan, effective October 1, 2010.

Other income (expense)

Below is a summary of our other expense for the years ended March 31, 2011 and 2010:

	Year Ended March 31,
	2011	2010	Change
Other income (expense)
Change in fair value of warrant liability	$-	$65,635	$(65,635)
Foreign exchange loss	(505)	(585)	80
Total other income (expense)	$(505)	$65,050

Change in fair value of warrant liability

On April 1, 2009, we adopted guidance which is now part of ASC 815-40, Contracts in Entity’s Own Equity (ASC 815-40). We determined that our Series B Warrants contained a Dilutive Issuance provision. As a result, we reclassified 576,667 of our Series B Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

Our Series B Warrants were considered derivative liabilities and were therefore required to be adjusted to fair value each quarter. We valued our warrant liability using a Black-Scholes model. Our stock price, remaining term of the Series B Warrants and the volatility of our stock all impacted the fair value of our Series B Warrants.

At March 31, 2010, we determined that the fair value of the 576,667 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term. All of the 576,667 Series B Warrants expired on April 17, 2010. Accordingly, we did not record a non-cash gain or loss during the year ended March 31, 2011.

The adjustments recorded each quarter during the year ended March 31, 2010, to adjust the Series B Warrants to fair value resulted in a non-cash gain of $65,635 during the year ended March 31, 2010.

Liquidity and Capital Resources

The consolidated financial statements accompanying this prospectus have been prepared assuming we will continue as a going concern. We have an accumulated deficit of $3,180,547 through June 30, 2011, and do not have positive cash flows from operating activities. We are a development stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects. We have only begun engaging in the oil and gas exploration and development business and we do not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. Errors may be made in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.

We face all the risks common to development stage companies, including under-capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investments in order to expand the range and scope of our business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our principal source of liquidity is cash in the bank. At June 30, 2011, we had cash and cash equivalents of $653,712. We have financed our operations primarily from funds received pursuant to a private placement completed in April 2008, raising gross proceeds of $2,400,000 and cash received from the exercise of warrants.

Net cash used in operating activities was $70,846 for the three months ended June 30, 2011, compared to net cash used in operating activities of $50,240 for the prior year. The increase in cash used in operating activities of $20,606 was substantially due to an increase in the amount paid for professional fees.

Other Contractual Obligations

As of June 30, 2011, our contractual obligations consist of future minimum lease payments of $1,095 per month pursuant to our corporate office lease in Washington, DC and our business office lease in Southfield, Michigan. In addition, we have future minimum payments of $188 per month pursuant to an agreement with a third party for investor and shareholder relations services.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued and Adopted Accounting Pronouncements

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit further discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Overview

Beginning with our Form 10-Q for the period ending September 30, 2010, through our entry into the asset purchase agreements on July 29, 2011, pursuant to which we acquired the GC Property and the YC Property, we have been considered a “shell company,” as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result of these acquisitions, further described below and elsewhere is this Current Report on Form 8-K, the Company believes that it is no longer a “shell company.”

We are an emerging independent oil and gas company that explores for, develops, produces and markets crude oil and natural gas from various known prolific and productive geological formations, primarily in Gonzales and Young, Counties south of the City of San Antonio in South Texas. Our goal is to become a profitable organization focused in the development and production of crude oil and natural gas in established oil fields.

Our Acquisition of the Gonzales County Property

On July 29, 2011, we completed the acquisition of the GC Property pursuant to an asset purchase agreement with Mr. James Cerna and Acqua Ventures, Inc.. We purchased the GC Property for a total of one million eight hundred thousand (1,800,000) shares of our common stock, par value $0.001. We intend to explore the GC Property to determine whether any oil and/or gas reserves exist on the property.

We do not know if an economically viable oil and/or gas reserve exists on the GC Property and there is no assurance that we will discover one. There is a great deal of exploration will be required before a final evaluation as to the economic, environmental and legal feasibility for our future exploration is determined. Our plan of operation is to conduct exploration work on the GC Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves.

Even if we complete our proposed exploration program and we are successful in identifying an oil and gas reserve, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable oil and/or gas reserve.

Our Acquisition of the Young County Property

On July 29, 2011, we completed the acquisition of the YC Property pursuant to an asset purchase agreement with Mr. James Cerna. We purchased the YC Property for a total cash compensation of $128,500. The YC Property currently produces approximately 4-5 barrels of oil per day. For the remainder of 2011, we intend to conduct repairs on the wells in order to increase production. Additionally, if warranted, we will perform acid jobs on all the wells in an attempt to increase production. There is no guarantee that any efforts we undertake to increase production will prove to be effective.

Competition

We are an exploration stage company engaged in the acquisition, exploration and, if warranted, development of prospective oil and gas properties. We compete with other gas and oil exploration companies for financing and for the acquisition of new mineral properties. Many of the gas and oil exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We also compete with other junior oil and gas exploration companies for financing from a limited number of investors that are prepared to make investments in junior resource exploration companies. The presence of competing junior oil and gas exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.

We also compete with other junior and senior oil and gas resource exploration companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Compliance with Government Regulation

Our business is subject to various federal, state and local laws and governmental regulations that may be changed from time to time in response to economic or political conditions. We are required to comply with the environmental guidelines and regulations established at the local levels for our field activities and access requirements on our permit lands and leases. Any development activities, when determined, will require, but not be limited to, detailed and comprehensive environmental impact assessments studies and approvals of local regulators.

Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with the mining and oil and gas industries which could result in environmental liability. A breach or violation of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental assessments are increasingly imposing higher standards, greater enforcement, fines and penalties for non-compliance. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies, directors, officers and employees. The cost of compliance in respect of environmental regulation has the potential to reduce the profitability of any future revenues that our company may generate.

Employees

As of August 15 2011, we have one employee. We have an at-will employment agreement in place with our Chief Executive Officer, Mr. James J. Cerna, Jr.; for more information please see “Recent Management Changes” below.

Properties

We maintain an office at 1200 G Street, NW, Suite 800, Washington, District of Columbia 20005. We had a one year lease, which began on August 1, 2008. The lease automatically renewed on the anniversary date of August 1, 2011, for another one year term. Rent for the office in Washington, DC was originally $1,100 per month plus tax and variable charges. Upon renewal of the lease, we reduced the level of services previously provided. Pursuant to the new lease terms, we are provided with a bundle of services, including, but not limited to, reception, phone and mail service for $219 per month plus tax and variable charges. We may terminate our lease by giving written notice to the landlord not less than ninety (90) days prior to the end of any extension or renewal period.

We also maintain an office at 2000 Town Center, Suite 1900, Southfield, Michigan, 48075. We have a three month lease, which began October 1, 2010. The lease automatically renews on the anniversary date but we may terminate it by providing written notice to the landlord not less than sixty (60) days prior to the end of any extension or renewal period. The rent for the office in Detroit, Michigan is $715 per month plus tax and variable charges.

Effective as of July 29, 2011, we entered into an asset purchase agreement pursuant to which we purchased the GC Property from Mr. Cerna and Acqua Ventures, Inc. for a total of one million eight hundred (1,800,000) shares of our common stock, par value $0.001. Gonzales County is located in the south east portion of Texas (highlighted in the map below). The GC Property is situated north west of the City of Gonzales and north east of the town of Leesville.

Gonzales County, Texas

We purchased the GC Property in part because of its proximity to the Eagle Ford Shale Play. Below is a map from the U.S. Energy Information Administration, shows the Eagle Ford shale thickness and extent.

Eagle Ford Shale Play

The Eagle Ford Shale is a hydrocarbon producing formation of significant importance due to its capability of producing both gas and more oil than other traditional shale plays. It contains a much higher carbonate shale percentage, upwards to 70% in south Texas, and becomes shallower and the shale content increases as it moves to the northwest. The high percentage of carbonate makes it more brittle and “fracable.” The shale play trends across Texas from the Mexican border up into East Texas, roughly 50 miles wide and 400 miles long with an average thickness of 250 feet. It is Cretaceous in age resting between the Austin Chalk and the Buda Lime at a depth of approximately 4,000 to 12,000 feet. It is the source rock for the Austin Chalk and the giant East Texas Field.

Drilling activities by other operators over the recent years and the improvement in horizontal drilling, well stimulation, and completion technologies, have brought the Eagle Ford play to prominence as one of the foremost plays in the United States today. A few of the more active companies in this play include Apache Corporation, ConocoPhillips, EOG Resources, Inc., PetroHawk Energy, and Pioneer Natural Resources. Initial results have been very promising and the area has good industry infrastructure and capacity.

Below is an Eagle Ford shale elevation map from the South Texas Geological Society.

We do not know if the GC Property is located near or above the Eagle Ford Shale Play, and if it is, if an economically viable oil and/or gas reserves exist on the land. There is a great deal of exploration that will be required before a final evaluation as to the economic, environmental and legal feasibility for our future exploration is determined. Our plan of operation is to conduct exploration work on the GC Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves.

Even if we complete our proposed exploration program and we are successful in identifying an oil and/or gas reserve, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable oil and/or gas reserve.

Effective as of July 29, 2011, we entered into an asset purchase agreement pursuant to which we purchased the YC Property and the fourteen wells located on the property from Mr. Cerna for total cash compensation of $128,500; the wells are located approximately eight miles southwest of Graham, Texas. Young County is located in the north central portion of Texas (highlighted in the map below).

Young County, Texas

We purchased the YC Property in part because we believe that with an intensive capital commitment program we can increase oil production on the property. The YC Property currently produces approximately 4 to 5 barrels of oil per day. For the remainder of 2011, we intend to conduct repairs on the wells in order to increase production. Additionally, if warranted, we will perform acid jobs on all the wells in an attempt to increase production. There is no guarantee that any efforts we undertake to increase production will prove to be effective.

The YC Property is subject to an operating agreement with Baron Energy, Inc., an independent oil and gas production, exploitation, and exploration company headquartered in New Braunfels, Texas, with producing assets in the prolific oil producing Permian Basin of West Texas and North Central Texas (“Baron”), pursuant to which Baron operates the wells located on the YC Property and receives a 25% working interest and a 20.3125% net revenue interest.

Legal Proceedings

We are not currently a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incur in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our financial position, results of operations or cash flow at this time. Furthermore, we do not believe that there are any proceedings to which any of our directors, officers, or affiliates, or any beneficial owner of record of more than five percent of our common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of all of our current directors and executive officers. We have a Board of Directors comprised of four members. Executive officers serve at the discretion of the Board and are appointed by the Board. Each director holds office until a successor is duly elected or appointed. Officers are elected annually by the Board and serve at the discretion of the board.

Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

As of the date of this prospectus, the members of our Board of Directors and our executive officers were as follows:

Name	Age	Position	Director Since
James J. Cerna, Jr. (1)	42	Chief Executive Officer and Director	July 29, 2011
Amit S. Dang (2)	31	Chief Financial Officer and Director and former President and Chief Executive Officer	August 30, 2010
Derek J. Cooper (3)	33	Director	January 21, 2005
Jatinder S. Bhogal	43	Director	October 15, 2008

(1) The Board appointed Mr. James Cerna a director of the Company and as its Chief Executive Officer (Principal Executive Officer), effective July 29, 2011, after Mr. Amit S. Dang resigned as an officer of the Company effective as of July 29, 2011. Please refer to “Recent Management Changes” below.

(2) Mr. Dang resigned as our President and Chief Executive Officer effective as of July 29, 2011; he continues to serve as our Chief Financial Officer and one of our directors.

(3) Mr. Cooper resigned as our President and Chief Executive Officer on August 1, 2008; he continues to serve as one of our directors.

Biographical Information

James J. Cerna Jr. Mr. Cerna is a successful company leader with 20 years experience in the energy industry and publicly traded companies. Mr. Cerna has served as an executive and director with companies listed on the NYSE Amex, Nasdaq, and OTCBB markets. In his current role, he is a trusted advisor to the boards of several traditional and green energy companies. Mr. Cerna was appointed to his position as Director of Mesa Energy on December 2009. From 2006 to 2009, Mr. Cerna served as Chairman of the Board and CEO of Lucas Energy, Inc. (NYSE Amex: LEI). From 2004 to 2006 Mr. Cerna was President of the privately held Lucas Energy Resources. Prior to joining Lucas Energy, Mr. Cerna was the Chief Oil and Gas Analyst and CFO of Petroleum Partners LLC from 2001 to 2004. Mr. Cerna was the founder and CEO of NetCurrents, Inc., (NASDAQ: NTCS), an organization that focuses on Internet information monitoring and analysis. Prior to NetCurrents, Mr. Cerna was the manager of the GT Global/AIM Funds performance analysis group in San Francisco. Mr. Cerna has received five certificates of achievement from the Institute of Chartered Financial Analysts. He is honored by Strathmore’s Who’s Who for leadership and achievement in the Finance Industry. Lieutenant Cerna is an active officer and pilot with the Civil Air Patrol, U.S. Air Force Auxiliary, Squadron 192, California Wing.

Amit S. Dang. Mr. Dang holds a Bachelors degree (B.B.A.) in Finance from Wayne State University (2003), with advanced academic studies in contract, criminal, civil, and policy law; management, finance, logistics, and strategy; and audit theory; from Michigan State University (2003-2004), The University of Michigan (2004-2006), and the Institute of Internal Auditors (2006-2008), respectively. From February 2006 to June 2006, Mr. Dang was employed as a Business Process and Development Consultant for Sterling Solutions and Systems. From June 2006 to May 2008, Mr. Dang worked as a Risk and Performance Services Consultant at Crowe Horwath, where he specialized in identifying high-risk areas for public and private companies and helped develop and re-engineer core business processes for greater efficiency and control. From October 13, 2009 through May 11, 2010, Mr. Dang served as the President and Chief Executive Officer and Chief Financial Officer of HepaLife Technologies, Inc. Mr. Dang is also providing executive services to Phytomedical Technologies, Inc. as its President and Chief Executive Officer, Chief Financial Officer and Secretary. Since May 2008, Mr. Dang has served as the Managing Director for Infinitus Ventures, facilitating the early incubation, capital funding, and development of client companies. In addition, Mr. Dang provides consulting services to companies in the process of transitioning into alternative business ventures. In light of our current circumstances, Mr. Dang’s financial and accounting background and his experience with companies transitioning to other business ventures make him particularly qualified to serve on our Board.

Derek J. Cooper. Since 2003, Mr. Cooper has provided various engineering services to mining, energy and utilities companies. Mr. Cooper is a practicing engineer registered in the Province of Alberta. Mr. Cooper earned his B.Sc. in 2001 and his B.A.Sc. in 2005. Mr. Cooper previously served as a director and officer of Entheos Technologies, Inc., where he had held these positions from September 2008 to September 2010. Mr. Cooper has also served on the board of directors for Phytomedical Technologies Inc. from September 2003 to September 2006. Mr. Cooper was asked to serve on the Board to leverage his operational and scientific knowledge.

Jatinder S. Bhogal. Since December 1993, Mr. Bhogal has worked as a business consultant to emerging growth companies. For over 15 years, Mr. Bhogal has provided early business development guidance and consulting to companies developing healthcare services, medical devices, pharmaceuticals and vaccines, solar-photovoltaics, biofuels, and information technology solutions. Mr. Bhogal also serves as a director of New Energy Technologies, Inc. Mr. Bhogal was invited to join our Board due to his experience with public companies in matters related to finance and business development.

Recent Management Changes

We have recently experienced a change in our management and Board:

Effective July 29, 2011, Mr. Amit S. Dang resigned as our President and Chief Executive Officer. Mr. Dang remains our Chief Financial Officer and a member of our Board.

To fill the vacancy created after Mr. Dang resigned from his position as President and Chief Executive Officer, we entered into an at-will employment agreement with Mr. Cerna effective as of July 29, 2011 (the “JC Employment Agreement”), pursuant to which Mr. Cerna will serve as our Chief Executive Officer. The JC Employment Agreement may be terminated by either party upon written notice for any reason whatsoever. Mr. Cerna is being paid an annual salary of $180,000, payable in 24 equal bi-monthly payments. Mr. Cerna will be devoting his full time and attention to our affairs. Additionally, Mr. Cerna has been appointed as a member of our Board effective as of July 29, 2011.

Effective as of July 29, 2011, the Board voted to increase the size of the Company’s Board from four (4) to five (5) directors. Effective as of July 29, 2011, Ms. Joanne Lustre resigned as a member of the Company’s Board. The Board intends to fill the vacancy created by Ms. Lustre’s resignation as soon as practicable.

Compensation of Directors

We do not pay director compensation to directors who are also our employees Our Board determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board is guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required on behalf of a company of the size and scope of NDB Energy, Inc.;

•	Compensation should align the directors’ interests with the long-term interests of stockholders; and

•	Compensation should assist with attracting and retaining qualified directors.

Non-employee directors receive $2,500 per quarter for their services as directors. All of our directors are entitled to participate in our 2002 Stock Plan. We also reimburse directors for any actual expenses incurred to attend meetings of the Board.

The following table provides information regarding all compensation paid to our non-employee directors during the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
Derek J. Cooper	$10,000	$10,000
Joanne Lustre (2)	10,000	10,000
Jatinder S. Bhogal	10,000	10,000
Total Director Compensation	$30,000	$30,000

(1) The amounts in this column represent the quarterly cash meeting fee earned by or paid to our non-employee directors for service during the fiscal year ended March 31, 2011.

(2) Ms. Joanne Lustre resigned as a member of our Board effective as of July 29, 2011.

Directors’ and Officers’ Liability Insurance

We do not currently maintain directors and officers liability insurance coverage. We are currently reviewing insurance policies and anticipate obtaining coverage for our board of directors and officers.

Family Relationships and Other Matters

There are no family relationships between any of our directors, executive officers and other key personnel.

Legal Proceedings

During the past ten years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation, of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation agreed to cease and desist from committing or causing any violations and any future violations of, among other things, Section 5(a) and 5(c) of the Securities Act of 1933. EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

Mr. Rayat resigned his position as one of our officers and directors on September 12, 2008.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including our Chief Financial Officer and Chief Executive Officer. The Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to the SEC, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code of Ethics. Our Code of Ethics is available on our website at http://www.internationalenergyinc.com. To access our Code of Ethics, click on “Investor Relations”, and then click on “Code of Ethics” located under “Corporate Governance.”

A copy of our Code of Ethics may be obtained at no charge by sending a written request to our Chief Executive Officer, Mr. James J. Cerna, Jr., 1200 G Street, NW Suite 800, Washington, DC, 20005.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines applicable to our Board of Directors. Our Corporate Governance Guidelines are available on our website at http://www.internationalenergyinc.com. To access our Corporate Governance Guidelines, click on “Investor Relations”, and then click on “Corporate Governance” located under “Corporate Governance.”

Director Independence

We are not listed on a U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances, our Board of Directors has determined that Mr. Bhogal is independent from our management and qualify as an “independent director” under the standards of independence of the FINRA listing standards. We have a majority of independent directors as required by the FINRA listing standards. Upon our listing on any national securities exchange or any inter-dealer quotation system, we will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer serves as Chairman of our Board of Directors. We feel that in this combined role, he can provide unique insight into the company’s business, industry, and strategic opportunities, consistent and reliable communication between our board and management, clear accountability for the execution of our strategy, effective decision-making, and alignment on corporate strategy. We do not have a lead independent director.

The Board believes full and open communication between it and management is essential for effective risk management and oversight. Members of our board meet regularly with our Chief Executive Officer to discuss strategy and risks facing the company. During the year ended March 31, 2011, our Chief Executive Officer attended all board meetings. He is also available to address any questions or concerns raised by the board on risk management-related and any other matters. Our Chief Executive Officer is also asked to contribute to the agenda for these meetings, so that each functional division of the company can identify topics that may require board attention. Each quarter our Chief Executive Officer presents to the board on strategic matters involving our operations and strategic initiatives and discusses with the board key strategies, challenges, risks, and opportunities for the company.

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, is responsible for the oversight of risk management. In its risk oversight role, the Board of Directors monitors whether the risk management processes that management has designed and implemented are effective both as designed and as executed.

Board of Directors Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended March 31, 2011, each director attended at least 75% of all meetings of the Board of Directors. We do not maintain a policy regarding director attendance at annual meetings. We did not have an Annual Meeting of Shareholders during the fiscal year ended March 31, 2011.

We do not currently have any standing committees of the Board of Directors. The full Board is responsible for performing the functions of: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating Committee.

Audit Committee

The Board does not currently have a standing Audit Committee. The full Board performs the principal functions of the Audit Committee. The full Board monitors our financial reporting process and internal control system and reviews and appraises the audit efforts of our independent accountants.

Compensation Committee

The Board does not currently have a standing Compensation Committee. The full Board establishes our overall compensation policies and reviews recommendations submitted by our management.

Nominating Committee

The Board does not currently have a standing Nominating Committee. We do not maintain a policy for considering nominees. Our Bylaws provides that the number of Directors shall be fixed from time to time by the Board, but in no event shall be less than the minimum required by law. The Board shall be large enough to maintain our required expertise but not too large to function efficiently. Director nominees are recommended, reviewed and approved by the entire Board. The Board believes that this process is appropriate due to the relatively small number of directors on the Board and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board.

While the Board is solely responsible for the selection and nomination of directors, the Board may consider nominees recommended by stockholders as it deems appropriate. The Board evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although we do not have a policy regarding diversity, the Board does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. Stockholders who wish to recommend a nominee should send nominations to our Chief Executive Officer, James J. Cerna, Jr., 1200 G Street, NW Suite 800, Washington, DC, 20005, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected.

Compensation Consultants

We have not historically relied upon the advice of compensation consultants in determining Named Executive Officer compensation. Instead, the full Board reviews compensation levels and makes adjustments based on their personal knowledge of competition in the market place, publicly available information and informal surveys of human resource professionals.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by addressing their correspondence to the Board of Directors at NDB Energy, Inc., Attention: James J. Cerna, Jr., Chief Executive Officer, 1200 G Street, NW Suite 800, Washington, DC, 20005. The Board of Directors shall review and respond to all correspondence received, as appropriate.

EXECUTIVE COMPENSATION

The following table and descriptive materials set forth information concerning compensation earned for services rendered to us by: the Chief Executive Officer (the “CEO”); Chief Financial Officer (the “CFO”); and the two other most highly-compensated executive officers other than the CEO and CFO who were serving as our executive officers during the fiscal year ended March 31, 2011 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years ended March 31, 2011 and 2010.

	Year
	Ended		All Other
Name and Principal Position	March 31,	Salary ($) (3)	Compensation($) (4)	Total ($)
Amit S. Dang (1)
Chief Financial Officer and
Director; former President and	2011	$11,900	$-	$11,900
Chief Executive Officer	2010	$-	$-	$-

Charles Bell (2)
Former President, Chief
Executive Officer, and Chief	2011	$7,432	$2,570	$10,002
Financial Officer, and Former Director	2010	$57,550	$4,898	$62,448

(1) Effective July 29, 2011, Mr. Dang resigned from his position as President and Chief Executive Officer. In order to fill the vacancies created by the resignation of Mr. Dang, on July 29, 2011, the Board appointed Mr. Cerna to the positions of Chief Executive Officer and as one of our directors.

We entered into an at-will employment agreement with Mr. Cerna, effective as of July 29, 2011 (the “JC Employment Agreement”), pursuant to which Mr. Cerna will serve as our Chief Executive Officer. The JC Employment Agreement may be terminated by either us or Mr. Cerna at any time, for or without cause, upon written notice. Mr. Cerna is being paid $180,000 per year for his services. Mr. Cerna will be devoting his full time and attention to our affairs.

Effective August 27, 2010, Mr. Charles Bell resigned as a member of our Board and from all executive officer positions held with us. In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Amit S. Dang to the positions of Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer), Secretary, and as one of our directors.

We entered into an Executive Services Agreement with Mr. Dang, dated August 30, 2010 (the “AD Agreement”), pursuant to which Mr. Dang provides us with executive services. We may terminate the AD Agreement upon written notice to Mr. Dang. Mr. Dang is being paid $1,700 per month for his services. Mr. Dang does not devote his full time and attention to our affairs.

(2) On October 15, 2008, our Board appointed Mr. Charles Bell to the positions of President, Chief Executive Officer and Director. Pursuant to an Employment Agreement with Mr. Bell, the Board approved an annual salary of $100,000 and the grant of a stock option to purchase up to 150,000 shares of our common stock, subject to certain vesting requirements, within 60 days of the Employment Agreement. Pursuant to the terms of the Employment Agreement, the stock option was to be effective only upon delivery of a fully executed stock option agreement. Since the grant of the stock option was not finalized nor was the stock option agreement executed and delivered within 60 days of the effective date of the Employment Agreement, the provision allowing for the grant of the stock option to Mr. Bell lapsed pursuant to the terms of the Employment Agreement. Accordingly, we did not record any stock compensation expense related to this stock option.

Until September 1, 2009, Mr. Bell’s annual compensation was $100,000. Effective September 1, 2009, Mr. Bell no longer devoted his full time efforts to our operations. However, he still retained all aforementioned executive officer positions and remained one of our directors. Because Mr. Bell’s hours were curtailed, his annual compensation was reduced to $18,000, effective September 1, 2009. Effective August 27, 2010, Mr. Bell resigned as a member of our Board and from all executive officer positions held with us.

(3) This column includes both employee and employer related payroll taxes paid on behalf of the employee.

(4) Represents amounts paid for health care insurance.

Outstanding Equity Awards At Fiscal-Year End

As of June 30, 2011, there were no equity awards outstanding for the Named Executive Officers.

Employment Agreements

Except for our at-will employment agreement with Mr. Cerna, there are no employment contracts or agreements between us and any of our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 15, 2011 by (i) all persons who are known by us to beneficially own more than 5% of the outstanding shares of our common stock, and (ii) by each director, director nominee, and Named Executive Officer and (iii) by all executive officers and directors as a group:

Name and Address of Beneficial Owner	Positions and Offices Held	Amount and Nature of Beneficial Ownership (1)	Percent of Class(1)
James j. Cerna, Jr. 1200 G Street, NW, Suite 800 Washington, DC 20005	Chief Executive Officer and Director	1,400,000 (2)	13.6%

Amit S. Dang (3) 1200 G Street, NW, Suite 800 Washington, DC 20005	Chief Financial Officer and Director; Former President and, Chief Executive Officer;	-0-	-0- %

Derek Cooper (4) 1200 G Street, NW, Suite 800 Washington, DC 20005	Director, Former President and Chief Executive Officer	-0-	-0- %

Jatinder Bhogal 1200 G Street, NW, Suite 800 Washington, DC 20005	Director	4,000 (5)	-0- %

Kalen Capital Corporation c/o Harmel S. Rayat 216 – 1628 West 1st Avenue Vancouver, BC V6J 1G1	Stockholder, Former Chief Financial Officer, Director, Secretary and Treasurer	3,275,834 (6)	31.9%

Kundan Rayat 6842 Churchill Street, Vancouver, BC, V6P 5B3	Stockholder	624,000	6.1%

Directors and Officers as a Group (4 persons)		1,404,000	13.7%

(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 10,249,839 shares of common stock issued and outstanding on a fully diluted basis as of June 30, 2011. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days of August 15, 2011, are deemed outstanding for the purpose of calculating the number of shares of common stock and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) Represents shares of common stock we issued to Mr. Cerna as payment for purchase of the GC Property.

(3) Mr. Dang resigned as our President and Chief Executive Officer effective as of July 29, 2011.

(4) Mr. Cooper resigned as an officer on August 1, 2008.

(5) Represents shares of common stock issuable upon exercise of vested stock options.

(6) Represents shares owned by Kalen Capital Corporation, a private Alberta corporation wholly owned by Mr. Harmel Rayat, a former officer, director, and controlling stockholder. In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We do not have a formal written policy for the review and approval of transactions with related parties. However, our Code of Ethics and Corporate Governance Principles require actual or potential conflict of interest to be reported to the Board of Directors. Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our Directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our entire Board of Directors and outside legal counsel review the transaction and relationship disclosed and the Board makes a formal determination regarding each Director's independence. If the transaction is deemed to present a conflict of interest, the Board of Directors will determine the appropriate action to be taken.

Transactions with Related Persons

Effective as of July 29, 2011, we entered into an asset purchase agreement with, among others, Mr. Cerna, our current Chief Executive Officer and a director, pursuant to which we purchased the GC Property. Under the terms of the asset purchase agreement Mr. Cerna received 1,400,000 shares of our common stock as compensation.

Effective as of July 29, 2011, we entered into an asset purchase agreement with Mr. Cerna, our current Chief Executive Officer and a director, pursuant to which we purchased the YC Property. Under the terms of the asset purchase agreement Mr. Cerna received $128,500 as compensation.

Review, Approval or Ratification of Transactions with Related Persons

Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board of Directors for any possible conflicts of interest. In the event of a potential conflict of interest, the Board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The Board will then document its findings and conclusion in written minutes.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share.

As of August 15, 2011, a total of 10,249,839 shares of our common stock were issued and outstanding; no shares of preferred stock were issued and outstanding. All of the outstanding and issued capital stock is, and will be, fully paid and non-assessable.

Reverse Stock Split

On June 12, 2011, our shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect the Reverse Split. The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011.

The Reverse Split was declared effective by FINRA on June 29, 2011. All shares and share prices have been retroactively restated to reflect the Reverse Split.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Our Articles of Incorporation vests our Board with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

There are currently no warrants outstanding. All Series B Warrants issued in connection with the Private Placement expired unexercised on April 17, 2010.

Options

As of August 15, 2011, 20,000 stock options were outstanding under our 2002 Plan and 3,970,000 shares were available for future grants under our 2002 Plan. Holders of options do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options. The number of shares of common stock for which these options are exercisable and the exercise price of these options are subject to proportional adjustment for stock splits and similar changes affecting our common stock. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options.

Shares Eligible for Future Sale

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

As of August 15, 2011, we have 10,249,839 shares of common stock issued and outstanding. Of these shares, 3,154,334 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 7,012,170 shares are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including Rule 144).

As of August 15, 2011, 3,275,834 shares were held by Kalen Capital Corporation, a private corporation the sole shareholder of which is Mr. Harmel S. Rayat, our former chief financial officer and director; the shares owned by KalenCapital Corporation may only be sold publicly pursuant to Rule 144 to the extent available.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without regard to any of the volume limitations described above. This provision may apply as early as October 18, 2008 to the 800,002 shares issued in the Private Placement.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 10,269,839 shares of common stock issued and outstanding on August 15, 2011. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name of Selling Stockholders (1)	No. of Shares Beneficially Owned Prior to the Offering (2)	Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Michael and Betsy Brauser Tenants by Entirety	200,000	1.95%	200,000	0%
Edwin W. Colman Children’s Trust (3)	133,334	1.3%	133,334	0%
HUG Funding LLC (4)	83,334	0.81%	83,334	0%
GRQ Consultants Defined Benefit Pension Plan(5)	333,334	3.25%	333,334	0%
Jeffrey McLaughlin	6,334	0.06%	6,334	0%
Continental American Resources, Inc. (6)	34,000	0.33%	34,000	0%
Alpha Capital Anstalt (7) (11)	66,667	0.65%	66,667	0%
Ellis International Ltd. (8) (11)	33,334	0.33%	33,334	0%
Momona Capital LLC (9) (11)	16,667	0.16%	16,667	0%
Frances Petryshen	3,000	0.029%	3,000	0%
Whalehaven Capital Fund Limited (10)	250,000	2.43%	250,000	0%
Total	1,160,004	11.30%	1,160,004	0%

(1) Except as otherwise noted in the notes to this table, to the best of our knowledge, the Selling Stockholders have not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) This amount includes shares issued upon the exercise of Series B Warrants.

(3) Robert S. Colman is the trustee of the Edwin W. Colman Children’s Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Mr. Daniel Saks is the Managing Member of HUG Funding LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(5) Mr. Barry Honig has voting and depositor authority.

(6) Mr. Carl Suter is the President of Continental American Resources, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(7) Mr. Konrad Ackermann is Director of Alpha Capital Anstalt and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(8) Mr. Wilhelm Unger is the Director of Ellis International Ltd., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(9) Mr. Arie Rabinowitz is the President of Momona Capital, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(10) Mr. Michael Finkelstein is an Investment Manager of Whalehaven Capital Master Fund and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(11) These shares were not acquired as part of the Private Placement.

The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 1,160,004 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. However, under the terms of the Series B Warrants a holder shall not have the right to exercise any portion of the Series B Warrant to the extent that after giving effect to such exercise the holder (together with the holder’s affiliates, and any other person or entity acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.9% of our issued and outstanding stock. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 15, 2011. Please refer to “Plan of Distribution.”

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as an indemnification for liabilities arising under the Securities Act, may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for by Sierchio & Company, LLP, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The financial statements for the years ended March 31, 2011 and 2010, included in this prospectus have been audited by Peterson Sullivan LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q and 10-K. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

INDEX TO FINANCIAL STATEMENTS NDB ENERGY, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF JUNE 30, 2011 AND MARCH 31, 2011	F-1
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010 AND FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011	F-2
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED) FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011	F-3
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010 AND FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011	F-4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	F-5 — F-13

AUDITED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-14
CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2011 AND 2010	F-15
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2011 AND 2010 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011	F-16
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011	F-17
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED MARCH 31, 2011 AND 2010 AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011	F-18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-19 — F-29

NDB ENERGY, INC.
(Formerly "International Energy, Inc.")
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND MARCH 31, 2011
(Expressed in U.S. Dollars)
(Unaudited)

	June 30,	March 31,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$653,712	$724,558
Prepaid expenses and other current assets	10,512	10,037
Total current assets	664,224	734,595

Total assets	$664,224	$734,595

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$28,324	$8,018
Total current liabilities	28,324	8,018

Commitments and contingencies

STOCKHOLDERS' EQUITY

Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2011 and March 31, 2011	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 8,449,839 shares issued and outstanding at June 30, 2011 and March 31, 2011	8,450	8,450
Additional paid-in capital	3,807,997	3,805,843
Deficit accumulated during the development stage	(3,180,547)	(3,087,716)

Total stockholders' equity	635,900	726,577

Total liabilities and stockholders' equity	$664,224	$734,595

(The accompanying notes are an integral part of these consolidated financial statements)

NDB ENERGY, INC.
(Formerly “International Energy, Inc.”)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010
AND FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011
(Expressed in U.S. Dollars)
(Unaudited)

			From Inception
	Three Months Ended		(November 6, 1998) to
	June 30,		June 30,
	2011	2010	2011
Revenue	$-	$-	$-

Operating expenses
Marketing and investor relations	1,287	1,275	812,349
Director and management fees	14,754	11,029	366,645
Research and development	-	-	255,498
Professional fees	65,930	36,474	690,472
Salaries and benefits	-	5,645	1,212,779
Website fees - related party	-	-	48,050
Write off of oil, gas and mineral leases	-	-	112,000
Other operating expenses	10,860	4,587	382,278
Total operating expenses	92,831	59,010	3,880,071

Operating loss	(92,831)	(59,010)	(3,880,071)

Other income (expense)
Interest income	-	-	34,713
Interest expense	-	-	(77,480)
Change in fair value of warrant liability	-	-	65,635
Loss on disposal of fixed assets	-	-	(9,800)
Foreign exchange gain	-	-	2,424
Total other income (expense)	-	-	15,492

Net loss	$(92,831)	$(59,010)	$(3,864,579)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted	8,449,839	8,449,839

(The accompanying notes are an integral part of these consolidated financial statements)

NDB ENERGY, INC.
(Formerly “International Energy, Inc.”)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011
(Expressed in U.S. Dollars)
(Unaudited)

					Deficit Accumulated	Total
	Common Stock		Additional Paid-in	Common Stock	During the Development	Stockholders' Equity
	Shares	Amount	Capital	Issuable	Stage	(Deficit)

Inception, November 6, 1998	-	$-	$-	$-	$-	$-

Common stock issued at $0.00125 per share to a related party for management services	4,000,000	4,000	1,000	-	-	5,000

Common stock issued for cash at $0.3125 per share during fiscal year ended March 31, 1999	272,000	272	84,728	-	-	85,000

Net loss, inception (November 6, 1998) to March 31, 1999	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	4,272,000	4,272	85,728	-	(7,470)	82,530

Net loss, year ended March 31, 2000	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	4,272,000	4,272	85,728	-	(23,655)	66,345

Net loss, year ended March 31, 2001	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	4,272,000	4,272	85,728	-	(195,448)	(105,448)

Common stock issued for cash at $0.125 per share, October 17, 2001	2,000,000	2,000	248,000	-	-	250,000

Net loss, year ended March 31, 2002	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	6,272,000	6,272	333,728	-	(339,989)	11

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	480,500	481	47,569	-	-	48,050

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	240,000	240	23,760	-	-	24,000

Cancellation of previously issued common stock, February 4, 2003	(240,000)	(240)	(23,760)	-	-	(24,000)

Net loss, year ended March 31, 2003	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	6,752,500	6,753	381,297	-	(489,922)	(101,872)

Net loss, year ended March 31, 2004	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	6,752,500	6,753	381,297	-	(560,054)	(172,004)

Net loss, year ended March 31, 2005	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	6,752,500	6,753	381,297	-	(619,548)	(231,498)

Common stock issued upon exercise of warrants, at $0.25 per share, June 9, 2005 and June 30, 2005	624,000	624	155,376	-	-	156,000

Common stock issued upon exercise of stock option, at $0.65 per share, October 7, 2005	10,000	10	6,490	-	-	6,500

Stock based compensation expense	-	-	785,536	-	-	785,536

Net loss, year ended March 31, 2006	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	7,386,500	7,387	1,328,699	-	(1,461,703)	(125,617)

Stock based compensation expense	-	-	54,443	-	-	54,443

Net loss, year ended March 31, 2007	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	7,386,500	7,387	1,383,142	-	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	1,259,000

Net loss, year ended March 31, 2008	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	7,386,500	7,387	1,383,142	1,259,000	(2,098,499)	551,030

Common stock and warrants issued for cash and placement fees in April 2008	820,002	820	2,399,180	(1,259,000)	-	1,141,000

Stock based compensation expense	-	-	12,235	-	-	12,235

Common stock issued upon exercise of warrants, at $3.00 per share in May 2008	243,335	243	729,757	-	-	730,000

Net loss, year ended March 31, 2009	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	8,449,837	8,450	4,524,314	-	(3,326,324)	1,206,440

Stock based compensation expense	-	-	19,758	-	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	(749,667)	-	684,032	(65,635)

Net loss, year ended March 31, 2010	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	8,449,837	8,450	3,794,405	-	(2,904,050)	898,805

Stock based compensation expense	-	-	11,438	-	-	11,438

Net loss, year ended March 31, 2011	-	-	-	-	(183,666)	(183,666)

Balance, March 31, 2011	8,449,837	8,450	3,805,843	-	(3,087,716)	726,577

Rounding due to reverse one-for-five stock split effective June 27, 2011	2	-	-	-	-	-

Stock based compensation expense	-	-	2,154	-	-	2,154

Net loss, three months ended June 30, 2011	-	-	-	-	(92,831)	(92,831)

Balance, June 30, 2011	8,449,839	$8,450	$3,807,997	$-	$(3,180,547)	$635,900

(The accompanying notes are an integral part of these consolidated financial statements)

NDB ENERGY, INC.
(Formerly “International Energy, Inc.”)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010
AND FROM INCEPTION (NOVEMBER 6, 1998) TO JUNE 30, 2011
(Expressed in U.S. Dollars)
(Unaudited)

			From Inception
	Three Months Ended		(November 6, 1998) to
	June 30,		June 30,
	2011	2010	2011
Cash flows from operating activities
Net loss	$(92,831)	$(59,010)	$(3,864,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	-	6,268
Common stock issued for services	-	-	53,050
Change in fair value of warrant liability	-	-	(65,635)
Stock based compensation expense	2,154	3,529	885,564
Loss on disposal of fixed assets	-	-	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
Increase in prepaid expenses and other current assets	(475)	(4,686)	(10,512)
Increase in accounts payable	20,306	9,927	28,324
Net cash used in operating activities	(70,846)	(50,240)	(2,845,720)

Cash flows from investing activities
Purchase of property and equipment	-	-	(16,068)
Purchase of oil, gas and mineral leases	-	-	(112,000)
Net cash used in investing activities	-	-	(128,068)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	-	3,627,500
Proceeds from loans from related party	-	-	510,000
Repayment of loans from related party	-	-	(510,000)
Net cash provided by financing activities	-	-	3,627,500

Increase (decrease) in cash and cash equivalents	(70,846)	(50,240)	653,712

Cash and cash equivalents at beginning of period	724,558	913,060	-

Cash and cash equivalents at end of period	$653,712	$862,820	$653,712

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$-	$60,000

(The accompanying notes are an integral part of these consolidated financial statements)

NDB ENERGY, INC.
(Formerly “International Energy, Inc.”)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011
(Expressed in U.S. dollars)
(Unaudited)

Note 1.  Organization and Description of Business

NDB Energy, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc. On June 27, 2011, the Company amended its Articles of Incorporation to effect a change of name to NDB Energy, Inc.

On June 9, 2005, the Company incorporated two wholly-owned subsidiaries; International Energy Corp. and e.Deal Enterprises Corp. Both subsidiaries are incorporated under the laws of the State of Nevada.

NDB Energy, Inc. is a development stage company which was previously engaged in an effort to develop processes and technologies permitting the commercially viable extraction of “biofuels” from algae. On September 17, 2007, through its wholly owned subsidiary, International Energy Corp., the Company commenced the development and acquisition of biofuel technologies by entering into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis. The Company’s Research Project aimed to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae. The Company has reviewed research outcomes from the Research Agreement, which expired on September 16, 2009, and determined that it was not in its best interest to renew the Research Agreement.

Effective as of July 29, 2011, NDB Energy, Inc. entered into an Asset Purchase Agreement with Mr. James Cerna, Jr. (“Mr. Cerna”) and Acqua Ventures, Inc., pursuant to which the Company acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas for total compensation of 1,800,000 shares of the Company’s common stock (the “GC APA”).

Effective as of July 29, 2011, the Company entered into an Asset Purchase Agreement with Mr. Cerna pursuant to which the Company acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total compensation of $128,500 (the “YC APA”). Pursuant to the YC APA, the property acquired is subject to an operating agreement with Baron Energy, Inc., an independent oil and gas production, exploitation, and exploration company headquartered in New Braunfels, Texas, with producing assets in the prolific oil producing Permian Basin of West Texas and North Central Texas (“Baron”), pursuant to which Baron operates the wells located on the property and receives a 25% working interest and a 20.3125% net revenue interest.

The Company is an emerging independent oil and gas company that explores for, develops, produces and markets crude oil and natural gas from various known prolific and productive geological formations, primarily in Gonzales and Young, Counties, Texas. The Company’s goal is to become a profitable organization focused in the development and production of crude oil and natural gas in established domestic oil fields.

The Company is focused on building and developing a portfolio of oil and gas assets by acquiring what it believes are undervalued, underdeveloped and underperforming properties, and for which it believes it can increase production economically and profitably. The Company only considers onshore, domestic, proven areas for its portfolio.

The Company intends to explore the GC Property to determine whether any oil and/or gas reserves exist. The Company does not know if an economically viable oil and gas reserve exists on the GC Property and there is no assurance that it will discover one. A great deal of exploration will be required before a final evaluation as to the economic, environmental and legal feasibility for the Company’s future exploration is determined. The Company’s plan of operation is to conduct exploration work on the GC Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves.

Even if the Company completes its proposed exploration program and is successful in identifying an oil and gas reserve, the Company will have to spend substantial funds on further drilling and engineering studies before it will know whether it has a commercially viable oil and/or gas reserve.

The YC Property currently produces approximately 4-5 barrels of oil per day. For the remainder of 2011, the Company intends to conduct repairs and further develop the YC Property, including performing acid jobs on all the wells and increase the volume of fluids in the injection wells in an attempt to increase production. There is no guarantee that any efforts the Company undertakes to increase production will prove to be effective.

On June 12, 2011, the Company’s shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized its officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-five reverse stock split with all fractional shares being rounded up to the nearest whole share (the “Reverse Split”). The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011, subject to regulatory approval.

The Reverse Split was declared effective by the Financial Industry Regulatory Authority (“FINRA”) on June 29, 2011. All share and per share amounts have been retroactively restated to reflect the Reverse Split.

Note 2.  Going Concern Uncertainties

The Company is a development stage company, has not generated any revenues, has an accumulated deficit of $3,180,547 as of June 30, 2011, and does not have positive cash flows from operating activities.  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

The Company faces all the risks common to companies that are in the development stage, including under-capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. Additionally, the Company has expended a significant amount of cash in developing its technologies.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management recognizes that in order to meet the Company’s capital requirements, and continue to operate, additional financing will be necessary.  The Company expects to raise additional funds through private or public equity investments in order to support existing operations and expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds received from any successful financing arrangement will be sufficient to cover cash requirements of the Company’s operations.  If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3.  Presentation of Interim Information

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (of a normal recurring nature) considered necessary for a fair presentation of the financial statements have been included. Operating results for the three months ended June 30, 2011, are not necessarily indicative of the results that may be expected for the year ended March 31, 2012 or any other interim period.  For further information, refer to the financial statements and notes thereto included in the Company’s 2011 Annual Report on Form 10-K for the year ended March 31, 2011, filed with the Securities and Exchange Commission (the “SEC”).

Note 4.  Summary of Significant Accounting Policies

Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  Critical accounting policies for the Company include accounting for research and development costs, accounting for stock-based compensation, and valuation of equity instruments. On an on-going basis, the Company evaluates its estimates.  Actual results and outcomes may differ materially from these estimates and assumptions.

Research and Development

Research and development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.  Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

The Company did not incur any research and development expense during the three months ended June 30, 2011 and 2010.  From inception (November 6, 1998) to June 30, 2011 the Company incurred research and development expense of $255,498.

Fair Value

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities.  The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described in “Note 8. Warrants.”

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents and accounts payable approximate their fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Stock-based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period.  The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant.  The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 7. Stock Options” and “Note 8. Warrants” for additional information on the Company’s stock-based compensation plans.

Recently Issued and Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued.  Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion.  The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 5. Net Loss Per Share

During the three months ended June 30, 2011 and 2010, the Company recorded a net loss.  Therefore, the issuance of shares of common stock from the exercise of stock options would be anti-dilutive and basic and diluted net loss per share are the same for those periods.  Excluded from the computation of diluted net loss per share for both of the three months ended June 30, 2011 and 2010, because their effect would be antidilutive, are stock options to acquire 20,000 and 1,610,000 shares of common stock, respectively, with weighted-average exercise prices of $3.08 and $0.68 per share, respectively.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the three months ended June 30, 2011 and 2010:

	Three Months Ended
	June 30,
	2011	2010

Numerator - net loss	$(92,831)	$(59,010)

Denominator - weighted average number of common shares outstanding - basic and diluted	8,449,839	8,449,839

Basic and diluted net loss per common share	$(0.01)	$(0.01)

Note 6. Capital Stock

Preferred Stock

At June 30, 2011, there were 1,000,000 shares of preferred stock (par value of $0.01 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

Reverse Stock Split

On June 12, 2011, the Company’s shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized its officers to file the necessary documentation with the Secretary of State of Nevada to effect the “Reverse Split”. The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011, subject to regulatory approval.

The Reverse Split was declared effective by FINRA on June 29, 2011. All share and per share amounts have been retroactively restated to reflect the Reverse Split.

Common Stock

On April 17, 2008, the Company completed a $2,400,000 self directed private placement (the “2008 Private Placement”). The 2008 Private Placement consisted of the sale of 800,002 units (the "Units") at a price of $3.00 per Unit.  Each Unit consisted of one share (collectively “Unit Shares”) of the Company’s common stock and one Series B Warrant to purchase a share of common stock at $3.00 per share for a period of two years from the date of issuance.  In connection with the 2008 Private Placement, the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors.  On July 17, 2009, the Company received a Notice of Effectiveness from the Securities and Exchange Commission (the “SEC”) registering the Unit Shares and additional shares held by certain selling stockholders in private transactions.

The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance was at a price per share which was less than the then applicable exercise price of the Series B Warrants (“Dilutive Issuance”), in which event then the exercise price would have been reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof would have increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, would have been equal to the aggregate exercise price prior to such adjustment.  The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock resulted in a settlement amount that did not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price.  Accordingly, the Series B Warrants were not considered indexed to the Company’s own stock and therefore needed to be accounted for as a derivative.  The Series B Warrants all expired on April 17, 2010, none of which were exercised.  As of their expiration date, the Company had not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants.  See “Note 8. Warrants.”

In connection with the 2008 Private Placement, the Company paid a commission of 20,000 Units (the “Commission Units”) to one registered broker dealer. The Commission Units did not have any registration rights but otherwise had the same terms and conditions as the Units.

At the time of grant, the fair value of the Series B Warrants as calculated using the Black-Scholes model was $5,330,000.  The proceeds from the 2008 Private Placement allocated to the warrants were $1,066,000.

Note 7.  Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 4,000,000 shares reserved for issuance thereunder, none of which are currently registered with the SEC.  The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its financial statements over the requisite service period.  The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant.  In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term.  The Company does not anticipate declaring dividends in the foreseeable future.  Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option.  The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options.  The Company recognizes compensation expense for only the portion of stock options that are expected to vest.  Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates.  To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants.  If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

The following table sets forth the share-based compensation expense resulting from stock option grants, including those previously granted and vesting over time, which was recorded in the Company’s Statements of Operations for the three months ended June 30, 2011 and 2010:

	Three Months Ended
	June 30,
	2011	2010

Director and management fees	$2,154	$3,529
Total	$2,154	$3,529

Following is a summary of the Company’s stock option activity for the three months ended June 30, 2011:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at June 30, 2011 and March 31, 2011	20,000	$3.08	7.3 years	$-

Exercisable at June 30, 2011	8,000	$3.08	7.3 years	$-

Available for grant at June 30, 2011	3,970,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its first quarter of fiscal year 2012 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on June 30, 2011. The intrinsic value of the options changes based on the fair market value of the Company’s common stock.

As of June 30, 2011, the Company had $9,415 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 2.5 years.

The following table summarizes information about stock options outstanding and exercisable at June 30, 2011:

	Stock Options Outstanding			Stock Options Exercisable
Excercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$ 2.00	10,000	7.3	$2.00	4,000	7.3	$2.00
4.15	10,000	7.2	4.15	4,000	7.2	4.15
$ 2.00 - $ 4.15	20,000	7.3	$3.08	8,000	7.3	$3.08

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 8. Warrants

On April 17, 2008, the Company completed the 2008 Private Placement (see “Note 6. Capital Stock”).  Pursuant to the 2008 Private Placement and payment of a commission to a broker dealer, the Company issued 820,002 Series B Warrants, each to purchase a share of common stock at $3.00 per share, expiring on April 17, 2010.

On April 17, 2010, the remaining 576,667 Series B Warrants expired unexercised.  As of June 30, 2011 there were no Series B Warrants outstanding.

Warrant Liability

On April 1, 2009, the Company adopted guidance which is now part of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.  The Company determined that its Series B Warrants contained a Dilutive Issuance provision (see “Note 6. Capital Stock: Common Stock”).  As a result, the Company reclassified 576,667 of its Series B Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

The Company’s Series B Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter.  In determining the fair value of its warrant liability, the Company utilized level 3 inputs in a three-tier hierarchy. Level 3 valuations are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Please refer to “Note 4. Summary of Significant Accounting Policies.”

At March 31, 2010, the Company determined that the fair value of the 576,667 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term.  All of the 576,667 Series B Warrants expired on April 17, 2010. The Company did not record a non-cash gain or loss during the three months ended June 30, 2011 or 2010.

The adjustments recorded each quarter to adjust the Series B Warrants to fair value resulted in a cumulative non-cash gain of $65,635 during the period from inception (November 6, 1998) to June 30, 2011.

Note 9. Subsequent Events

Effective as of July 29, 2011, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas for total compensation of 1,800,000 shares of the Company’s common stock.

Effective as of July 29, 2011, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total compensation of $128,500.

Please refer to “Note 1. Organization and Description of Business” for further disclosure regarding the Asset Purchase Agreements discussed in the preceding two paragraphs.

Effective as of July 29, 2011, Mr. Amit S. Dang resigned as the Company’s President and Chief Executive Officer.  Mr. Dang remains the Company’s Chief Financial Officer and a member of the Company’s Board.

To fill the vacancy created after Mr. Dang resigned from his executive positions, the Company entered into an at-will employment agreement with Mr. James Cerna, Jr., effective as of July 29, 2011 (the “JC Employment Agreement”), pursuant to which Mr. Cerna will serve as the Company’s Chief Executive Officer. The JC Employment Agreement may be terminated by either party upon written notice for any reason whatsoever. Mr. Cerna is being paid an annual salary of $180,000, payable in 24 equal bi-monthly payments. Mr. Cerna will be devoting his full time and attention to the Company’s affairs. Additionally, Mr. Cerna has been appointed as a member of the Company’s Board effective as of July 29, 2011.

Effective as of July 29, 2011, the Board voted to increase the size of the Company’s Board from four (4) to five (5) directors. Effective as of July 29, 2011, Ms. Joanne Lustre resigned as a member of the Company’s Board. The Board intends to fill the vacancy created by Ms. Lustre’s resignation as soon as practicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
International Energy, Inc.
Washington, DC

We have audited the accompanying consolidated balance sheets of International Energy, Inc. and Subsidiaries (a development stage company) ("the Company") as of March 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended March 31, 2011 and 2010, and for the period from November 6, 1998 (date of inception) to March 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Energy, Inc. and Subsidiaries (a development stage company) as of March 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from November 6, 1998 (inception) to March 31, 2011, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not generated any revenues since inception, has a substantial accumulated deficit, and does not have positive cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP
Seattle, Washington
June 6, 2011, except for the effects of the reverse stock split described in Note 11, as to which the date is August 18, 2011.

INTERNATIONAL ENERGY, INC. (A Development Stage Company) CONSOLIDATED BALANCE SHEETS MARCH 31, 2011 AND 2010 (Expressed in U.S. Dollars)

	March 31,	March 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$724,558	$913,060
Prepaid expenses and other current assets	10,037	-
Total current assets	734,595	913,060

Total assets	$734,595	$913,060

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$8,018	$14,255
Total current liabilities	8,018	14,255

Commitments and contingencies

STOCKHOLDERS' EQUITY

Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2011 and 2010	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 8,449,839 shares issued and outstanding at March 31, 2011 and 2010	8,450	8,450
Additional paid-in capital	3,805,843	3,794,405
Deficit accumulated during the development stage	(3,087,716)	(2,904,050)

Total stockholders' equity	726,577	898,805

Total liabilities and stockholders' equity	$734,595	$913,060

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL YEARS ENDED MARCH 31, 2011 AND 2010
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011
(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2011	2010	2011

Revenue	$-	$-	$-

Operating expenses
Marketing and investor relations	5,170	20,523	811,062
Director and management fees	53,338	49,758	351,891
Research and development	-	29,835	255,498
Professional fees	83,112	125,522	624,543
Salaries and benefits	10,002	62,448	1,212,779
Website fees - related party	-	-	48,050
Write off of oil, gas and mineral leases	-	-	112,000
Other operating expenses	31,539	38,722	371,417
Total operating expenses	183,161	326,808	3,787,240

Operating loss	(183,161)	(326,808)	(3,787,240)

Other income (expense)
Interest income	-	-	34,713
Interest expense	-	-	(77,480)
Change in fair value of warrant liability	-	65,635	65,635
Loss on disposal of fixed assets	-	-	(9,800)
Foreign exchange gain (loss)	(505)	(585)	2,424
Total other income (expense)	(505)	65,050	15,492

Net loss	$(183,666)	$(261,758)	$(3,771,748)

Net loss per common share - basic and diluted	$(0.02)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted	8,449,839	8,449,839

(The accompanying notes are an integral part of these consolidated financial statements)

NDB ENERGY, INC.
(Formerly “International Energy, Inc.”)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011
(Expressed in U.S. Dollars)
(Unaudited)

	Common Stock		Additional Paid-in	Common Stock	Deficit Accumulated During the Development	Total Stockholders' Equity
	Shares	Amount	Capital	Issuable	Stage	(Deficit)

Inception, November 6, 1998	-	$-	$-	$-	$-	$-

Common stock issued at $0.00125 per share to a related party for management services	4,000,000	4,000	1,000	-	-	5,000

Common stock issued for cash at $0.3125 per share during fiscal year ended March 31, 1999	272,000	272	84,728	-	-	85,000

Net loss, inception (November 6, 1998) to March 31, 1999	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	4,272,000	4,272	85,728	-	(7,470)	82,530

Net loss, year ended March 31, 2000	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	4,272,000	4,272	85,728	-	(23,655)	66,345

Net loss, year ended March 31, 2001	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	4,272,000	4,272	85,728	-	(195,448)	(105,448)

Common stock issued for cash at $0.125 per share, October 17, 2001	2,000,000	2,000	248,000	-	-	250,000

Net loss, year ended March 31, 2002	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	6,272,000	6,272	333,728	-	(339,989)	11

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	480,500	481	47,569	-	-	48,050

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	240,000	240	23,760	-	-	24,000

Cancellation of previously issued common stock, February 4, 2003	(240,000)	(240)	(23,760)	-	-	(24,000)

Net loss, year ended March 31, 2003	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	6,752,500	6,753	381,297	-	(489,922)	(101,872)

Net loss, year ended March 31, 2004	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	6,752,500	6,753	381,297	-	(560,054)	(172,004)

Net loss, year ended March 31, 2005	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	6,752,500	6,753	381,297	-	(619,548)	(231,498)

Common stock issued upon exercise of warrants, at $0.25 per share, June 9, 2005 and June 30, 2005	624,000	624	155,376	-	-	156,000

Common stock issued upon exercise of stock option, at $0.65 per share, October 7, 2005	10,000	10	6,490	-	-	6,500

Stock based compensation expense	-	-	785,536	-	-	785,536

Net loss, year ended March 31, 2006	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	7,386,500	7,387	1,328,699	-	(1,461,703)	(125,617)

Stock based compensation expense	-	-	54,443	-	-	54,443

Net loss, year ended March 31, 2007	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	7,386,500	7,387	1,383,142	-	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	1,259,000

Net loss, year ended March 31, 2008	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	7,386,500	7,387	1,383,142	1,259,000	(2,098,499)	551,030

Common stock and warrants issued for cash and placement fees in April 2008	820,002	820	2,399,180	(1,259,000)	-	1,141,000

Stock based compensation expense	-	-	12,235	-	-	12,235

Common stock issued upon exercise of warrants, at $3.00 per share in May 2008	243,335	243	729,757	-	-	730,000

Net loss, year ended March 31, 2009	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	8,449,837	8,450	4,524,314	-	(3,326,324)	1,206,440

Stock based compensation expense	-	-	19,758	-	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	(749,667)	-	684,032	(65,635)

Net loss, year ended March 31, 2010	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	8,449,837	8,450	3,794,405	-	(2,904,050)	898,805

Stock based compensation expense	-	-	11,438	-	-	11,438

Net loss, year ended March 31, 2011	-	-	-	-	(183,666)	(183,666)

Rounding due to reverse one-for-five stock split effective June 27, 2011	2	-	-	-	-	-
Balance, March 31, 2011	8,449,839	$8,450	$3,805,843	$-	$(3,087,716)	$726,577

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2011 AND 2010
AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2011
(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2011	2010	2011

Cash flows from operating activities
Net loss	$(183,666)	$(261,758)	$(3,771,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	-	6,268
Common stock issued for services	-	-	53,050
Change in fair value of warrant liability	-	(65,635)	(65,635)
Stock based compensation expense	11,438	19,758	883,410
Loss on disposal of fixed assets	-	-	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other current assets	(10,037)	13,558	(10,037)
Increase (decrease) in accounts payable	(6,237)	(11,774)	8,018
Decrease in accrued liabilities	-	(29,835)	-
Net cash used in operating activities	(188,502)	(335,686)	(2,774,874)
Cash flows from investing activities
Purchase of property and equipment	-	-	(16,068)
Purchase of oil, gas and mineral leases	-	-	(112,000)
Net cash used in investing activities	-	-	(128,068)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	-	-	3,627,500
Proceeds from loans from related party	-	-	510,000
Repayment of loans from related party	-	-	(510,000)
Net cash provided by financing activities	-	-	3,627,500

Increase (decrease) in cash and cash equivalents	(188,502)	(335,686)	724,558

Cash and cash equivalents at beginning of period	913,060	1,248,746	-

Cash and cash equivalents at end of period	$724,558	$913,060	$724,558

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$-	$60,000

(The accompanying notes are an integral part of these consolidated financial statements)

INTERNATIONAL ENERGY, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2011
(Expressed in U.S. dollars)

Note 1.  Organization and Description of Business

International Energy, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc.

On June 9, 2005, the Company incorporated two wholly-owned subsidiaries; International Energy Corp. and e.Deal Enterprises Corp. Both subsidiaries are incorporated under the laws of the State of Nevada.

International Energy, Inc. is a development stage company who was previously engaged in an effort to develop processes and technologies permitting the commercially viable extraction of “biofuels” from algae. On September 17, 2007, through its wholly owned subsidiary, International Energy Corp., the Company commenced the development and acquisition of biofuel technologies by entering into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis. The Company’s Research Project aimed to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae. The Company has reviewed research outcomes from the Research Agreement, which expired on September 16, 2009, and determined that it was not in its best interest to renew the Research Agreement.

The Company is in the process of locating new commercial opportunities.

Note 2.  Going Concern Uncertainties

The Company is a development stage company, has not generated any revenues, has an accumulated deficit of $3,087,716 as of March 31, 2011, and does not have positive cash flows from operating activities.  The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.
The Company faces all the risks common to companies that are in the development stage, including under-capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. Additionally, the Company has expended a significant amount of cash in developing its technologies.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management recognizes that in order to meet the Company’s capital requirements, and continue to operate, additional financing will be necessary.  The Company expects to raise additional funds through private or public equity investments in order to support existing operations and expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds received from any successful financing arrangement will be sufficient to cover cash requirements of the Company’s operations.  If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

The Company’s consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owed subsidiaries, International Energy Corp. and e.Deal Enterprises Corp.  All significant intercompany transactions and accounts have been eliminated in consolidation.

Accounting Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  Critical accounting policies for the Company include accounting for research and development costs, accounting for stock-based compensation, and valuation of equity instruments. On an on-going basis, the Company evaluates its estimates.  Actual results and outcomes may differ materially from these estimates and assumptions.

Reclassifications

Certain reclassifications have been made to prior fiscal year amounts or balances to conform to the presentation adopted in the current fiscal year.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less.  On occasion, the Company has amounts deposited with financial institutions in excess of federally insured limits.

Research and Development

Research and development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.  Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

During the years ended March 31, 2011 and 2010, the Company incurred research and development expense of $0 and $29,835.  From inception (November 6, 1998) to March 31, 2011 the Company incurred research and development expense of $255,498.

Stock-Based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period.  The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant.  The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 7. Stock Options” and “Note 8. Warrants” for additional information on the Company’s stock-based compensation plans.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return.  Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.  See “Note 10. Income Taxes” for further discussion.

Fair Value

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities.  The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described in “Note 8. Warrants.”

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents and accounts payable approximate their fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Segment Reporting

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Loss Per Share

The computation of basic net loss per share is based on the weighted average number of shares that were outstanding during the year. The computation of diluted net loss per share is based on the weighted average number of shares used in the basic net loss per share calculation plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method for shares subject to stock options and warrants.  See “Note 4. Net Loss Per Share” for further discussion.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recently Issued and Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued.  Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion.  The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 4. Net Loss Per Share

During the years ended March 31, 2011 and 2010, the Company recorded a net loss.  Therefore, the issuance of shares of common stock from the exercise of stock options or warrants would be anti-dilutive and basic and diluted net loss per share are the same for those periods.  Excluded from the computation of diluted net loss per share for both of the years ended March 31, 2011 and 2010, because their effect would be antidilutive, are stock options and warrants to acquire 20,000 and 2,186,667 shares of common stock, respectively, with weighted-average exercise prices of $3.08 and $1.30 per share, respectively.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the years ended March 31, 2011 and 2010:

	Year Ended March 31,
	2011	2010
Numerator - net loss	$(183,666)	$(261,758)

Denominator - weighted average number
of common shares outstanding - basic and diluted	8,849,839	8,849,839

Basic and diluted net loss per common share	$(0.02)	$(0.03)

Note 5. University of California Research Agreement

On September 17, 2007, the Company, through its wholly owned subsidiary, International Energy Corp., entered into a Research Agreement with The Regents of the University of California in the area of algal biochemistry and photosynthesis aiming to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. The contract was for a period of two years, ending on September 16, 2009. The Company could negotiate with The Regents of the University of California for a license at commercially reasonable royalty rates and license fees to commercialize the related products. The Company had the right to apply for a patent on any invention made through the research.  The Company agreed to pay a total of $238,680 to The Regents of the University of California for the support of the research, payable in equal installments of $29,835 each on a quarterly basis.

As of the termination date of the Research Agreement, the Company has paid $238,680 to The Regents of the University of California pursuant to the Research Agreement, $5,000 for the right to evaluate the technology underlying the Research Agreement, license fees and potential patent rights, and an additional $10,958 for reimbursement of other out-of-pocket costs.  Of the total $254,638 paid to The Regents of the University of California, $0 and $29,835 is included in research and development expense for the years ended March 31, 2011 and 2010, respectively, and $254,638 is included in research and development expense for the period from inception (November 6, 1998) to March 31, 2011.

Note 6. Capital Stock

Preferred Stock

At March 31, 2011, there were 1,000,000 shares of preferred stock (par value of $0.01 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

Common Stock

On April 17, 2008, the Company completed a $2,400,000 self directed private placement (the “2008 Private Placement”). The 2008 Private Placement consisted of the sale of 800,002 units (the "Units") at a price of $3.00 per Unit.  Each Unit consisted of one share (collectively “Unit Shares”) of the Company’s common stock and one Series B Warrant to purchase a share of common stock at $3.00 per share for a period of two years from the date of issuance.  In connection with the 2008 Private Placement, the Company agreed to file a registration statement for the purpose of registering the Unit Shares and the shares issuable upon the exercise of the Series B Warrants, for resale by the Investors.  On July 17, 2009, the Company received a Notice of Effectiveness from the Securities and Exchange Commission (the “SEC”) registering the Unit Shares and additional shares held by certain selling stockholders in private transactions.

The number of shares issuable upon exercise of the Series B Warrants and the exercise price of the Series B Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance was at a price per share which was less than the then applicable exercise price of the Series B Warrants (“Dilutive Issuance”), in which event then the exercise price would have been reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof would have increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, would have been equal to the aggregate exercise price prior to such adjustment.  The potential adjustment to the Series B Warrants exercise price and number of underlying shares of common stock resulted in a settlement amount that did not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price.  Accordingly, the Series B Warrants were not considered indexed to the Company’s own stock and therefore needed to be accounted for as a derivative.  The Series B Warrants all expired on April 17, 2010, none of which were exercised.  As of their expiration date, the Company had not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Series B Warrants.  See “Note 8. Warrants.”

In connection with the 2008 Private Placement, the Company paid a commission of 20,000 Units (the “Commission Units”) to one registered broker dealer. The Commission Units did not have any registration rights but otherwise had the same terms and conditions as the Units.

At the time of grant, the fair value of the Series B Warrants as calculated using the Black-Scholes model was $5,330,000.  The proceeds from the 2008 Private Placement allocated to the warrants were $1,066,000.

Note 7. Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 4,000,000 shares reserved for issuance thereunder, all of which were registered under Form S-8 on August 24, 2005.  The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its financial statements over the requisite service period.  The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant.  In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term.  The Company does not anticipate declaring dividends in the foreseeable future.  Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option.  The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options.  The Company recognizes compensation expense for only the portion of stock options that are expected to vest.  Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates.  To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants.  If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

The following table sets forth the share-based compensation expense resulting from stock option grants, including those previously granted and vesting over time, which was recorded in the Company’s Statements of Operations for the years ended March 31, 2011 and 2010:

	Year Ended March 31,
	2011	2010
Director and management fees	$11,438	$19,758
Total	$11,438	$19,758

Following is a summary of the Company’s stock option activity for the years ended March 31, 2011 and 2010:

Outstanding at March 31, 2010	1,610,000	$0.70
Cancellations	(1,590,000)	0.65
Outstanding at March 31, 2011	20,000	$3.08	7.5 years	$-

Exercisable at March 31, 2011	8,000	$3.08	7.5 years	$-

Available for grant at March 31, 2011	3,970,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its fourth quarter of fiscal year 2011 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on March 31, 2011. The intrinsic value of the options changes based on the fair market value of the Company’s common stock.

On August 30, 2010, the Company cancelled 1,590,000 stock options granted on June 10, 2005, at an exercise price of $0.65 per share.  These stock options were fully vested on their cancellation date and the related stock-based compensation expense was already previously recorded.

As of March 31, 2011, the Company had $11,569 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 2.75 years.

The following table summarizes information about stock options outstanding and exercisable at March 31, 2011:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Excercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price
$2.00	10,000	7.6	$2.00	4,000	7.6	$2.00
4.15	10,000	7.5	4.15	4,000	7.5	4.15
$2.00 - $ 4.15	20,000	7.5	$3.08	8,000	7.5	$3.08

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 8. Warrants

On April 17, 2008, the Company completed the 2008 Private Placement (see “Note 6. Capital Stock”).  Pursuant to the 2008 Private Placement and payment of a commission to a broker dealer, the Company issued 820,000 Series B Warrants, each to purchase a share of common stock at $3.00 per share, expiring on April 17, 2010.

On April 17, 2010, the remaining 576,667 Series B Warrants expired unexercised.  As of March 31, 2011 there were no Series B Warrants outstanding.

Warrant Liability

On April 1, 2009, the Company adopted guidance which is now part of ASC 815-40, Contracts in Entity’s Own Equity (ASC 815-40).  The Company determined that its Series B Warrants contained a Dilutive Issuance provision (see “Note 6. Capital Stock: Common Stock”).  As a result, the Company reclassified 576,667 of its Series B Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of April 1, 2009 of $684,032.

The Company’s Series B Warrants were considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter.  In determining the fair value of its warrant liability, the Company utilized level 3 inputs in a three-tier hierarchy. Level 3 valuations are based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Please refer to “Note 3. Summary of Significant Accounting Policies.”

At March 31, 2010, the Company determined that the fair value of the 576,667 outstanding Series B Warrants was $0, substantially due to the shortness of their remaining term.  All of the 576,667 Series B Warrants expired on April 17, 2010. Accordingly, the Company did not record a non-cash gain or loss during the year ended March 31, 2011.

The adjustments recorded each quarter during the year ended March 31, 2010 to adjust the Series B Warrants to fair value resulted in a non-cash gain of $65,635 during the year ended March 31, 2010.

The following reconciles the warrant liability for the years ended March 31, 2011 and 2010:

Beginning Balance, April 1, 2009	$65,635
Change in fair value of warrant liability	(65,635)
Ending Balance, March 31, 2011 and 2010	$-

Note 9. Related Party Transactions

Salaries and Benefits

Salaries and benefits for the years ended March 31, 2011 and 2010 were $10,002 and $62,448, respectively, consisting entirely of amounts paid to and on behalf of Mr. Charles Bell, who was appointed the Company’s President, Chief Executive Officer and Director, effective October 15, 2008.  Mr. Bell was appointed the Company’s Chief Financial Officer, effective January 9, 2009.  Until September 1, 2009, Mr. Bell’s annual compensation was $100,000.  Effective September 1, 2009, as a result of Mr. Bell no longer devoting his full time efforts to the Company, his annual compensation was reduced to $18,000.  Effective August 27, 2010, Mr. Bell resigned as a member of the Company’s Board and from all executive officer positions held with the Company.

Director Fees

Non-employee directors receive $2,500 per quarter for their services as directors.

Director fees for both of the years ended March 31, 2011 and 2010 include fees earned of $30,000.  Additionally, the Company recorded stock compensation expense of $11,438 and $19,758 for the years ended March 31, 2011 and 2010, respectively, for stock options previously granted to directors and vesting over time.

Management Fees

In order to fill the vacancies created by the resignation of Mr. Bell, on August 30, 2010, the Board appointed Mr. Amit S. Dang to the positions of Interim President and Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer), Secretary, and as one of the Company’s directors.

The Company entered into an Executive Services Agreement with Mr. Dang, dated August 30, 2010 (the “Agreement”) pursuant to which Mr. Dang will provide the Company with executive services.  The Company may terminate the Agreement at any time, for or without cause, upon written notice to Mr. Dang.  Mr. Dang is being paid $1,700 per month for his services. Mr. Dang will not be devoting his full time and attention to the Company’s affairs.

During the years ended March 31, 2011 and 2010, the Company incurred $11,900 and $0, respectively, pursuant to the Agreement between us and Mr. Dang.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Note 10.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets at March 31, 2011 and 2010 are as follows:

	Year Ended March 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$659,346	$592,281
Capitalized research and development	60,609	69,486
Stock based compensation	14,766	296,470
Research and development credit carry forward	10,085	10,085
Total deferred tax assets	744,806	968,322
Less: valuation allowance	(744,806)	(968,322)
Net deferred tax asset	$—	$—

The net decrease in the valuation allowance for deferred tax assets was $223,516 for the year ended March 31, 2011.  The net increase in the valuation allowance for deferred tax assets was $111,380 for the year ended March 31, 2010.  The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at March 31, 2011 available to offset future federal taxable income, if any, of $1,939,254, which will begin to expire during the year ended March 31, 2022.  Accordingly, there is no current tax expense for the years ended March 31, 2011 and 2010.  In addition, the Company has research and development tax credit carry forwards of $10,085 at March 31, 2011, which are available to offset federal income taxes and begin to expire during the year ended March 31, 2028.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended March 31, 2011 and 2010.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 34% for the years ended March 31, 2011 and 2010:

	Year Ended
	March 31,
	2011	2010
Income tax benefit at statutory rate	$62,446	$88,998
Non-deductible fund raising costs	-	(5,168)
Non-deductible meals and entertainment	(368)	(1,041)
Change in fair value of warrant liability	-	22,316
Cancellation of fully vested stock options	(285,594)	-
Research and development credit	-	1,261
Other	-	5,014
Change in valuation allowance	223,516	(111,380)
	$-	$-

The fiscal years 2008 through 2011 remain open to examination by federal authorities and other jurisdictions of which the Company operates.

Note 11.  Reverse Stock Split

On June 12, 2011, the Company’s shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized its officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-five reverse stock split with all fractional shares being rounded up to the nearest whole share (the “Reverse Split”). The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011, subject to regulatory approval.

The Reverse Split was declared effective by the Financial Industry Regulatory Authority (“FINRA”) on June 29, 2011. All share and per share amounts have been retroactively restated to reflect the Reverse Split.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$361	*
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	35,000
Printing Expenses	1,000
Transfer Agent Fees	1,000
Miscellaneous Fees and Expenses	2,639
Total	$50,000

*Although the recalculated registration fee is $124, the Registrant has previously paid a total filing fee of $361 in connection with the filing of the Registration Statement.

Item 14. Indemnification of Officers and Directors.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

On July 29, 2011, we issued Mr. James Cerna, Jr., the Company’s current Chief Executive 1,400,000 shares of our common stock as compensation for the purchase of the lease to approximately 300 acres of land in Gonzales County, Texas.

On July 29, 2011, we issued Acqua Ventures, Inc. 400,000 shares of our common stock as compensation for the purchase of the lease to approximately 300 acres of land in Gonzales County, Texas.

The securities that were issued to Mr. Cerna and Acqua Ventures, Inc. were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Mr. Cerna or Acqua Ventures, Inc. absent registration or an applicable exemption from the registration requirements of the Securities Act.

On October 15, 2008, the Company granted a stock option to one of its directors permitting the purchase of, subject to applicable vesting provisions, 10,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The stock option vests in five equal annual installments of 2,000 options each, commencing on October 15, 2009, and annually thereafter. The stock option is further subject to the terms and conditions of a stock option agreement between its director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

The securities that were issued to the Investors in the Private Placement were not registered under the Securities Act and were offered and sold pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder; these securities may not be offered or sold by the Investors absent registration or an applicable exemption from the registration requirements of the Securities Act.

On April 17, 2008, we consummated the sale of an aggregate of 800,002 shares of our common stock and Series B Warrants to purchase up to an additional 800,002 shares of our common stock at a per share purchase price of $3.00 for an aggregate purchase price of $2,400,000 pursuant to the terms of a Subscription Agreement effective as of April 17, 2008 with certain Investors who are signatories to the Subscription Agreement; the Investors are institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. There were a total of 8 investors. Three of the investors subsequently exercised all or a portion of their respective Series B Warrants for a total of 243,334 shares of our common stock.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (2)

3.2	Articles of Incorporation, as amended (1)

3.3	Certificate of Amendment to the Articles of Incorporation (6)

3.4	Certificate of Change (6)

3.5	By Laws (2)

4.1	Securities Purchase Agreement dated April 17, 2008, by and among International Energy, Inc. and Purchasers named therein and who are signatories thereto (2)

4.2	Form of Registration Rights Agreement dated April 17, 2008 by and between International Energy, Inc. and entities named therein and who are signatories thereto (2)

4.3	Form of Series B Warrant (2)

4.4	Placement Agent Agreement with Palladium Capital Advisors, LLC (2)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered (2)

10.1	Research Agreement with The Regents of the University of California dated September 17, 2007 (2)

10.2	Employment Agreement dated October 15, 2008 with Charles Bell (3)

10.3	Executive Services Agreement dated August 30, 2010 between International Energy, Inc. and Amit S. Dang.

10.4	Asset Purchase Agreement between James J. Cerna, Jr., Acqua Ventures, Inc. and NDB Energy, Inc., dated July 29, 2011 (6)

10.5	Asset Purchase Agreement between James J. Cerna, Jr., and NDB Energy, Inc., dated July 29, 2011 (6)

10.6	Employment Agreement dated July 29, 2011, between NDB Energy, Inc. and James J. Cerna, Jr. (6)

10.7	International Energy, Inc. – 2002 Incentive Stock Plan (4)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) (2)

23.2	Consent of Peterson Sullivan, LLP dated August 18, 2011 *

99.1	Power of Attorney *

*Filed herewith.

(1) Incorporated by reference to the Company’s Report on Form 10-Q for the quarterly period ended December 31, 2009 filed with the Commission on February 22, 2010.

(2) Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Commission on June 23, 2008.

(3) Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the Commission on December 31, 2008.

(4) Incorporated by reference to the Company’s Registration Statement on Form S-8 filed with the Commission on August 24, 2005.

(5) Incorporated by reference to the Company’s Form 8-K filed with the Commission on June 29, 2011.

(6) Incorporated by reference to the Company’s Form 8-K filed with the Commission on August 4, 2011.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, DC, on the 18th day of August, 2011.

NDB Energy, Inc.

By:	/s/ James J. Cerna, Jr.
Name:	James J. Cerna, Jr.
Title:	Chief Executive Officer and Director

By:	/s/ Amit Dang
Name:	Amit Dang
Title:	Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

By:	/s/ James J. Cerna, Jr.	Date: August 18, 2011
Name:	James J. Cerna, Jr.
Title:	Chief Executive Officer and Director

By:	/s/ Amit Dang	Date: August 18, 2011
Name:	Amit Dang
Title:	Chief Financial Officer And Director

By:	/s/ Derek Cooper	Date: August 18, 2011
Name:	Derek J. Cooper
Title:	Director

By:	/s/ Jatinder Bhogal	Date: August 18, 2011
Name:	Jatinder S. Bhogal
Title:	Director